EXHIBIT 2.1

Date: 02 September 2004

Asset Purchase

Agreement

between

Band-X Limited

as Vendor

and

Arbinet-thexchange Limited

as Purchaser

Arbinet-thexchange, Inc.

as Guarantor

relating to

the sale and purchase of certain assets used in operating the Vendor’s IP Trading Exchange business (and the business of providing related IP services)

CONTENTS

1.	Interpretation	1

2.	Sale of Business Assets	7

3.	Consideration	8

4.	Completion Accounts	9

5.	Escrow and Conditionality of Agreement	9

6.	Completion	10

7.	Consents for transfer of certain Business Assets	11

8.	Treatment of Contracts	12

9.	Post Completion obligations	13

10.	Warranties and Representations	15

11.	Employees of the Business	17

12.	Colocation Leases	20

13.	Vendor Protection	20

14.	External Claims	21

15.	Value Added Tax	21

16.	Confidentiality	23

17.	Announcements	24

18.	Provisions relating to this Agreement	25

19.	Law and jurisdiction	28

20.	Guarantee	28

Schedule 1: Business Assets

Schedule 2: Not Used

Schedule 3: Warranties

Schedule 4: Co-location Sub-leases

Schedule 5: Vendor Protection

Schedule 6: Completion Accounts

Schedule 7: Escrow Letter

i

Documents in the Agreed Form

Transitional Services Agreement

Transfer of the Leasehold Premises

Letter to US Employees

Letter to UK Employees

Deed of Novation

IP Assignment

Letter to Customers seeking assignment

Letter to Suppliers seeking assignment

Disclosure Letter

ii

THIS AGREEMENT is dated 02 September 2004 and made

BETWEEN:

(1)	Band-X Limited, (the “Vendor”), incorporated in England and Wales as company number 3342626 and having its registered office at 6th Floor, Crown House, 51 Aldwych, London WC2B 4AX; and

(2)	Arbinet-thexchange Limited, (the “Purchaser”), registered in England and Wales as company number 4007729 and having its registered office at 12/18 Paul Street, London EC2A 4J;

(3)	Arbinet-thexchange, Inc., (the “Guarantor”) a corporation constituted under the laws of Delaware and having its principal office at 120 Albany Street, Tower II, Suite 450, New Brunswick, NJ 08901,USA

BACKGROUND:

With a view to the Purchaser acquiring the Business (as defined herein) and carrying it on in succession to the Vendor, the Vendor has agreed to sell (or procure the sale of) the Business Assets (as defined herein) to the Purchaser and the Purchaser has agreed that it will acquire the Business Assets subject to the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

In this Agreement, where the context admits:

“Accounts” means the draft audited financial statements of the Vendor for the financial year ended on 31 December 2003, dated 20 April 2004.

“Accrued Income” has the meaning given at schedule 6.

“Accruals” has the meaning given at schedule 6.

“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of such body corporate, and any subsidiary undertaking of any such parent undertaking for the time being.

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the parties for identification.

“Assignable Contracts” all contracts, contractual arrangements, engagements and orders listed in sections A and C of part 3 of schedule 1 or specified as Assignable Contracts in sections E or F of part 3 of schedule 1.

“Balancing Payment Date” means the date falling five Business Days following receipt by the Purchaser of a Monthly Cashflow Statement.

“Band-X Inc” means a company organised and existing under the laws of the state of Delaware and trading from 421 Seventh Avenue, 1208, New York, NY10001, USA.

“Book Debts” has the meaning given at schedule 6.

“Business” means the business of operating an IP trading exchange and providing related IP services using the Business Assets as carried on currently by the Vendor at the date hereof.

“Business Assets” means the assets of the Business to be sold and purchased as specified in clause 2.1 (including the rights and property in the Business Assets).

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for ordinary face to face banking business in London.

“Colocation Leases” means the agreements for lease by the Vendor from third parties of co-location space, certain details of which are given in schedule 4.

“Completion” means completion of the sale and purchase of the Business Assets in accordance with clause 6.

“Completion Accounts” means the completion accounts to be prepared in accordance with Schedule 6.

“Conditions” means:

(A)	the consent to the novation of the TTE Agreement being obtained from Scottish Enterprise;

(B)

(1)	the submission by the Vendor to the Purchaser of a US GAAS unqualified audit opinion from KPMG on the UK GAAP accounts of the Business (reconciled to US GAAP in accordance with item 17 of Form 20-F of the US SEC Regulations) for the years ending 31 December 2002 and 31 December 2003.

(2)	the submission by the Vendor to the Purchaser of UK GAAP accounts of the Business (reconciled to US GAAP in accordance with item 17 of Form 20-F of the US SEC Regulations) which have been reviewed by KPMG in accordance with SAS 100 for the six month periods ending 30 June 2003 and 30 June 2004.

(C)	there being no material adverse change to the Business or the Business Assets during the period from the date hereof to the date on which Conditions (A) and (B) are satisfied or waived.

“Consideration” means the consideration payable by the Purchaser as provided for by clause 3.

“Contracts” means the Assignable Contracts and the Non-assignable Contracts.

“Creditors” has the meaning given at schedule 6.

“Current Assets” means Book Debts, Prepayments and Accrued Income, plus other debtors due as at the Transfer Date within less than one year in connection with the carrying on of the Business but excluding amounts relating to Taxation as at the Transfer Date;

“Current Liabilities” means Creditors, Accruals and Deferred Income and other creditors due as at the Transfer Date in less than one year in connection with the carrying on of the Business but excluding amounts relating to Taxation as at the Transfer Date.

“Customised Software” means certain software programs created by or on behalf of the Vendor for the purposes of the Business as specified in schedule 1, forming part of the Listed Intellectual Property Rights, and includes the source code and object code thereto.

“Deed of Novation” means the deed of novation in Agreed Form in respect of the TTE Agreement.

“Deferred Income” has the meaning given at schedule 6.

“Deferred Payment” means a payment to be made pursuant to Clause 3.2(A).

“Disclosed” means fairly disclosed by the Disclosure Letter and “Disclosure” shall be construed accordingly.

“Disclosure Letter” means the letter dated the date hereof written and delivered by or on behalf of the Vendor to the Purchaser in Agreed Form.

“Employees” means the UK Employees and the US Employees.

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, title retention, hypothecation, security interest (including any created by law) or other security agreement or arrangement.

“Escrow Agent” means Simmons & Simmons at CityPoint, One Ropemaker Street, London EC2Y 9SS.

“Escrow Account” means the account opened at:

(A) where the Purchase Price is paid in US$: Barclays Bank plc; 54 Lombard Street, London: sort code: 20 00 00; account number 46415699; ref, AA96718; or

(B) where the Purchase Price is paid in UK£: Coutts & Co, 440 The Strand, London: sort code 18 00 02; account number 05124301; ref, AA96718.

“Escrow Letter” means the letter of 02 September 2004 between the Vendor (1), the Purchaser (2) and the Escrow Agent (3) in the form annexed to this Agreement as Schedule 7.

“Excluded Liabilities” means all sums owing or accrued due as at the Transfer Date to any person by the Vendor in respect of the Business or Business Assets (whether or not then invoiced, assessed or otherwise claimed and whether or not then due and payable and all relevant claims, expenses, liabilities, obligations and undertakings whatsoever of the Vendor in respect of the Business Assets including liabilities for or relating to Taxation).

“Fixed Assets” means the fixed assets listed as such in Schedule 1.

“Goodwill” means all the goodwill, interest and connection of the Vendor in and concerning the Business and the Business Assets.

“Guarantor” means Arbinet-thexchange, Inc. a corporation duly constituted under the laws of Delaware and having its principal office at 120 Albany Street, Tower II, Suite 450, New Brunswick, NJ 08901,USA.

“Intellectual Property” means all intellectual property including patents, trade marks, service marks, rights in any designs; applications for any of the foregoing; trade or business names; copyright (in each case whether registered or unregistered) and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Leased Assets” means assets supplied to or held by the Vendor pursuant to any Leased Asset Contract.

“Leased Asset Contracts” means the contracts identified as such in schedule 1.

“Leasehold Premises” means the leasehold premises identified as such in schedule 1.

“Listed Intellectual Property Agreements” means the agreements identified as such in schedule 1.

“Listed Intellectual Property Rights” means the Intellectual Property rights identified as such in schedule 1.

“Management Accounts” means the unaudited monthly management accounts of the Business for the 31 months ending 31 July 2004, copies of which are annexed to the Disclosure Letter.

“Monthly Cashflow Statement” has the meaning given in paragraph 3.5 of schedule 6.

“Net Current Assets” shall have the meaning given at schedule 6.

“New Customer Contracts” means customer contracts signed between 31 July 2004 and Completion that are not included in schedule 1 but are assigned pursuant to clause 8.2.

“Non-assignable Contracts” all those contracts, contractual arrangements, engagements and orders listed as such in sections B and D of part 3 of schedule 1 or specified as Non-assignable Contracts in sections E or F of part 3 of schedule 1 which are assignable to the Purchaser only with the written consent of the counter-party together with the New Customer Contracts.

“Prepayments” has the meaning given at schedule 6.

“Purchase Price” means the sum of US$4m.

“Purchaser’s Group” means the Purchaser and each of its Affiliates.

“Records” means all the books, files, records and other documents and written material of the Vendor relating wholly to the Business Assets in whatever medium held, including without limitation the following:

(A)	books of account, management accounts for the two years ending 31 December 2003 and seven months ending 31 July 2004, ledgers, payroll records, income records, information relating to clients, customers and suppliers which form part of the Business Assets;

(B)	promotional material, sales publications, catalogues, price lists, advertising materials, surveys, reports and other technical materials and sales matter solely relating to the Business Assets; and

(C)	all records the Vendor is required to hold and maintain pursuant to the TTE Agreement,

(but excluding any records the Vendor is required by law to retain including, without limit, all National Insurance and PAYE records).

“Scottish Enterprise” means Scottish Enterprise, established under the Enterprise and New Towns (Scotland) Act 1990.

“Secondary Business Records” means a copy of items which relate to the Business Assets in part but which do not constitute Records on the basis that they are not wholly relating to the Business Assets, to the extent only that such items relate to the Business Assets, that it is reasonably practicable to separate such items from other items and that such items are not comprised within the Vendor’s confidential or proprietary information.

“Tax” or “Taxation” includes (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, the charge under s.601(2) Taxes Act 1988, VAT, the charge under s.419 Taxes Act 1988, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contributions, local authority council taxes, petroleum revenue tax, foreign taxation and duties, and any payment whatsoever which the Vendor or Band-X Inc. may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties, and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any of the foregoing.

“Transfer Date” means 23.59 on the date of Completion.

“Transitional Services Agreement” means a transitional services agreement in respect of the provision of certain transitional services to the Purchaser by the Vendor in the Agreed Form.

“TTE Agreement” means the Services Agreement for a Telecoms Exchange between Scottish Enterprise and the Vendor executed 7 August 2002 and 12 August 2002.

“TUPE Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 1981.

“UK Employees” means Darren Clifford, Christopher Walker, Nick Robertson, Marc de Bruijn, Timothy Anker and Rosaleen Tighe who are employed by the Vendor as at the date hereof

“US Employees” means Joseph Kiaer, Joseph Lentini, Peter Rohrman and Robert Uhl who are employed by Band-X Inc as at the date hereof.

“US Business” means that part of the Business undertaken by the Vendor or the Vendor’s Group in the United States of America.

“VAT” means the tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with any legislation or tax imposed in addition to or in substitution for it at the rate(s) from time to time imposed or any similar sales or turnover tax whether of the United Kingdom or any other jurisdiction.

“VAT Records” means such records relating to the Business Assets as are required to be preserved after Completion pursuant to the provisions of paragraph 6 schedule 11 Value Added Tax Act 1994.

“VATA” means the Value Added Tax Act 1994.

“Vendor’s Group” means the Vendor and each of its Affiliates.

“Warranties” means the warranties and representations set out in schedule 3 and all other warranties, covenants and indemnities on the part of the Vendor contained in this Agreement and in any conveyance, assignment, transfer or other document executed pursuant thereto or implied by law.

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in the Companies Act 1985 shall be construed as having the meanings thereby attributed to them;

(B)	where any statement is made to the effect that the Vendor is not aware of a matter or circumstance, or is a statement qualified by the expression “so far as the Vendor is aware” or “to the best of the Vendor’s knowledge and belief” or any similar expression, such expression shall refer to the actual knowledge of the directors of the Vendor and also to the knowledge, belief and awareness, which each director would have had he made all the usual and reasonable enquiries of the directors and Fabienne Dischamps, Darren Clifford, Tim Anker, Joe Kiaer, and Paul Thompson;

(C)	references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are unless otherwise stated, references to paragraphs of the schedule in which the reference appears, references to Exhibits are to documents in Agreed Form, identified as such, and references to this Agreement include the schedules and Exhibits;

(D)	references to the singular shall include the plural and vice versa and reference to the masculine, the feminine and the neuter shall include all such genders;

(E)	“person” includes any individual, partnership, company, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality, and shall include any trade union;

(F)	“company” includes any body corporate; and

(G)	references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity is subject to any Tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been so subject.

1.3	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Schedules

Each of the schedules shall have effect as if set out herein.

2.	Sale of Business Assets

2.1	Sale and purchase

Subject to clause 5 below, the Vendor shall sell, or procure the sale, to the Purchaser and the Purchaser (with a view to carrying on the Business as a going concern in succession to the Vendor) shall purchase with effect from the Transfer Date:

(A)	the Leasehold Premises;

(B)	the Fixed Assets;

(C)	the Listed Intellectual Property Rights;

(D)	the Goodwill;

(E)	the Records;

(F)	the benefit of the Contracts together with any title, right or interest of the Vendor to or in the Leased Assets; and

(G)	all other property, assets and rights of the Vendor principally used by the Vendor at the Transfer Date for the purposes of the Business but excluding: the Current Assets; cash in hand or at the bank used in the Business; and, amounts recoverable in respect of Taxation relating to the Business attributable to periods ended on or before, or transactions occurring on or before Completion.

2.2	Risk and insurance

(A)	Risk in respect of the Business Assets shall pass to the Purchaser on the date of Completion.

(B)	The Vendor gives no undertaking to the Purchaser in relation to the maintenance of insurance in respect of the Business Assets.

2.3	Use of names etc

For the avoidance of doubt, the parties acknowledge that other than to the extent expressly provided for in this Agreement or the Transitional Services Agreement, the Purchaser shall have no right in relation to the ownership or use of the name “Band-X”, any Intellectual Property, data or other materials of or used by the Vendor or any member of the Vendor’s Group.

2.4	Assignment

Clause 2.1 shall operate as an assignment of such of the Listed Intellectual Property Rights as are not subject of a registration or an application for registration with effect from the Transfer Date. The Listed Intellectual Property Rights which are registered or which are the subject of an application for registration shall be assigned by the Vendor to the Purchaser in accordance with clause 6.2(C).

3.	Consideration

3.1	Amount of Consideration

The consideration for the sale of the Business Assets shall be the aggregate of the Purchase Price (which sum may be paid in UK£ sterling provided that the parties have agreed in advance the applicable conversion rate) less the sum which is equal to the aggregate Deferred Payments payable by the Vendor to the Purchaser under clause 3.2.

3.2	Method and timing for satisfaction of Consideration

The Consideration shall be satisfied as follows:-

(A)	the Vendor shall after the Transfer Date and for as long as necessary after Completion (subject to the time limits in respect of production of Monthly Cashflow Statements under paragraph 3.5 of schedule 6) collect, pay or discharge in the ordinary course of business the Current Assets and Current Liabilities as they arise; and:

(1)	the Vendor shall on each Balancing Payment Date make a Deferred Payment, being 50% of the Net Current Assets specified in each Monthly Cashflow Statement as having been so collected, paid or discharged; or

(2)	where the Net Current Assets specified in each Monthly Cashflow Statement as having been so collected, paid or discharged has a negative value, the Purchaser shall on each relevant Balancing Payment Date make a Deferred Payment, being 50% of such negative value.

Any Deferred Payment by the Vendor to the Purchaser shall be treated as a reduction of the Consideration paid in 3.2(B) below.

(B)	subject to clause 5.1, the Purchaser shall pay to the Vendor the Purchase Price in cash at Completion

3.3	If the Purchaser is required to make a payment to the Vendor pursuant to clause 3.2(A) such payment will be paid in cash to the Vendor by telegraphic transfer in same day available funds to account No 60222623 with Barclays Bank plc (sort code 206759) in the name of Band-X Limited.

3.4	Each part of the Deferred Payment if and when payable by the Vendor will be paid in cash to the Purchaser by telegraphic transfer in respect of the Net Current Assets of Band-X Limted to account No 90343891, Swift ID NWBKGB2L, sort code 60-00-01, with National Westminster Bank Plc., London N18FT in the name of Arbinet-thexchange Limited, and, in respect of the Net Current Assets of Band-X, Inc. to account No. 33 003 884 53, Swift ID - SVBKUS6S, ABA# 121 140 399, at the Silicon Valley Bank, 303 Tasman Drive, Santa Clara - CA - 95054 – USA in the name of Arbinet-thexchange Cash Coll. Acct.

4.	Completion Accounts

4.1	Each of the Vendor and Purchaser shall comply with the terms of Schedule 6.

5.	Escrow and Conditionality of Agreement

5.1	Immediately prior to the execution of this Agreement, the Purchaser will deposit the Purchase Price (the “Sum”) into the Escrow Account, such Sum together with all and any interest thereon to be dealt with in accordance with the terms of the Escrow Letter.

5.2	Each of the Purchaser and the Vendor irrevocably agrees that immediately upon the satisfaction (or waiver, at the discretion of the parties) of the Conditions set out below they will jointly instruct the Escrow Agent to release the Sum to the Vendor by submitting a signed Valid Annex II A Instruction (as defined in the Escrow Letter).

5.3	The Purchaser and the Vendor each agree to use all reasonable efforts to achieve the satisfaction of the Conditions by 13 September 2004 and in any event by no later than 30 September 2004. The parties agree that in the event that the Conditions are not satisfied or waived by 30 September 2004 then the parties irrevocably agree to jointly instruct the Escrow Agent to pay the Sum to the Purchaser by submitting a signed Valid Annex II B Instruction (as defined in the Escrow Letter), following which this Agreement shall terminate and neither party shall have any liability to the other save for any liability of either party for any breach of this agreement occurring prior to termination. For the avoidance of doubt, the parties may by agreement jointly instruct a release of all or any part of the Sum from time to time.

5.4	Vendor’s conduct of the Business

The Vendor shall, from the date of this Agreement until Completion or termination of this Agreement under clause 5.3 whichever shall be the first to occur continue to carry on the Business in the normal course and in full consultation with the Purchaser and so as to maintain the same as a going concern, subject to the performance by the Vendor of its obligations under this Agreement and the Vendor’s reasonable acts or omissions in connection with such performance. In particular, the Vendor shall not between the date of this Agreement and Completion or termination of this Agreement under clause 5.3 without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed (and to be given in any event within 48 hours of any request of the Vendor)):

(A)	dispose of or agree to dispose of any material part of the Business Assets or any interest in them, except in the ordinary course of business;

(B)	dispose of or agree to dispose of any Business Asset having a book value in excess of £25,000;

(C)	enter into any contract relating to a material part of the Business or any materially unusual or onerous contract or vary materially the terms of any Contract;

(D)	create, grant or issue or agree to create, grant or issue any Encumbrance over any of the Business Assets;

(E)	take any steps to terminate the contract of employment of any Employee before completion; or

(F)	enter into any licence, sub-licence, assignment or other agreement in respect of or affecting the Listed Intellectual Property Rights or the Listed Intellectual Property Agreements.

5.5	The parties agree that the Purchaser shall be responsible for the first US$100,000 of the Vendor’s cost of engaging auditors to produce the audit opinion and review opinions referred to at Condition (B), as referred to at Clause 1.1, notwithstanding the contents of such audit opinion or review opinions and notwithstanding any termination of this Agreement. Such sum shall be payable by the Purchaser within 15 days of receipt of an invoice from the Vendor supported by an invoice from the audit firm.

6.	Completion

6.1	Date and place of Completion

Completion shall take place at the offices of the Vendor immediately following satisfaction of the Conditions and release of the Sum to the Vendor pursuant to clause 5.2 by both parties of this Agreement.

In the event that any of the requirements of clause 6.2 and 6.3 shall not have been satisfied (or waived by the party not in default thereof) on or before 30 September 2004 this Agreement shall immediately terminate. Each party shall use all reasonable endeavours to procure the satisfaction of its obligations under clauses 6.2 or 6.3 as soon as is reasonably practicable.

6.2	Vendor’s obligations

On Completion the Vendor shall deliver or cause to be delivered to the Purchaser:

(A)	a duly executed transfer of the Leasehold Premises in Agreed Form;

(B)	the Fixed Assets;

(C)	an assignment of the Listed Intellectual Property Rights in Agreed Form;

(D)	the Records (and where the Records are provided in soft copy they will be provided in machine readable form and on software readily available to the Purchaser (eg MS Word, Excel));

(E)	a letter of non-crystallisation duly executed by or on behalf of Scottish Enterprise in relation to the floating charge affecting certain Business Assets used in the performance by the Vendor of the TTE Agreement (details of which are set out in the Disclosure Letter) and consenting to the sale of such assets pursuant to this Agreement;

(F)	engrossments of the Deed of Novation duly executed by the Vendor and the counter-party to the Contract to which such Deed of Novation relates; and

(G)	an engrossment of the Transitional Services Agreement duly executed by the Vendor.

6.3	Purchaser’s obligations

At Completion the Purchaser shall:

(A)	pay the Purchase Price for the Business Assets as provided by clause 3.3(B);

(B)	deliver a duly executed transfer of the Leasehold Premises in Agreed Form;

(C)	deliver engrossments of the Deed of Novation duly executed by the Purchaser;

(D)	deliver its own covenant and appropriate security, in a form approved in writing by Scottish Enterprise, in substitution for the floating charge affecting certain Business Assets used in the performance of the TTE Agreement (details of which are set out in the Disclosure Letter); and

(E)	deliver an engrossment of the Transitional Services Agreement duly executed by the Purchaser.

6.4	Undertakings

(A)	Save as otherwise herein expressly provided the Purchaser undertakes to the Vendor that it will pay, satisfy, discharge and fulfil all costs, claims, expenses, liabilities, obligations and undertakings whatsoever relating in any way to the Business Assets after the Transfer Date other than the Excluded Liabilities, and shall indemnify the Vendor (contracting for itself and as trustee for all other members of the Vendor’s Group) in respect of the same and against all consequences of any failure or delay by the Purchaser to comply with this clause.

(B)	Nothing in this Agreement shall pass to the Purchaser, or be construed as an acceptance by the Purchaser of, any of the Excluded Liabilities. The Vendor shall continue to be responsible for and shall pay, satisfy, discharge and fulfil all of the Excluded Liabilities and shall indemnify the Purchaser (contracting for itself and as trustee for all other members of the Purchaser’s Group) in respect of the same and against all consequences of any failure or delay by the Vendor to comply with this clause.

6.5	Secondary Business Records

For a one year period following Completion, the Vendor undertakes to provide any Secondary Business Records specifically requested by the Purchaser in writing without unreasonable delay following such written request.

7.	Consents for transfer of certain Business Assets

7.1	Obligations

Subject to clause 7.2 the Purchaser shall use all reasonable endeavours both before and after Completion to obtain at its own expense (notwithstanding which the Vendor shall comply with the reasonable directions of the Purchaser and meet the Vendor’s internal costs of so doing as provided for below in this clause 7.1) all such consents as may be necessary for the transfer of the Business Assets to the Purchaser with effect from the

Transfer Date and the Vendor declares itself, with effect from the Transfer Date, trustee for the Purchaser in respect of all such Business Assets for which consents to transfer have not been received by the Transfer Date until the same shall, with any necessary consents from third parties, have been finally transferred to the Purchaser. The Vendor undertakes that until completion of such transfers it will with effect from the Transfer Date act in accordance with the reasonable directions of the Purchaser in all matters relating to such Business Assets and shall meet its internal costs of taking such required actions. The Purchaser shall fully and effectively indemnify the Vendor against all actions, claims, costs, expenses, liabilities or losses (excluding all consequential and indirect losses) which the Vendor suffers or incurs whilst so acting after the Transfer Date.

7.2	Exclusions

Clause 7.1 shall not apply to the Contracts.

8.	Treatment of Contracts

8.1	Assignment of benefit of Assignable Contracts

With effect from the Transfer Date the Purchaser shall become entitled to the benefits of the Assignable Contracts; and this Agreement shall constitute an assignment of the benefit of all Assignable Contracts to the Purchaser with effect from the Transfer Date, unless such a purported assignment would constitute a breach of any such Contract.

8.2	Novation of Contracts not capable of assignment

The Vendor and the Purchaser shall, as soon as practicable following Completion use all reasonable endeavours to obtain all necessary consents for the assignment and/or novation of the Non-assignable Contracts, from each counter-party to a Non-assignable Contract, at each party’s own cost and expense.

8.3	Position pending novation

Unless novation of the Contracts is effected the Vendor shall at the expense of the Purchaser (such expenses to be approved in advance in writing by the Purchaser (such approval not to be unreasonably withheld or delayed)) following Completion:

(a)	unless contractually prevented from so doing, sub-contract the Contracts concerned to the Purchaser on the same terms (mutatis mutandis) and for the same remuneration as apply to the Contracts concerned; or

(b)	where contractually prevented from such sub-contracting the Vendor shall act in connection with such Contracts in all respects as the Purchaser may from time to time reasonably direct in order to secure the performance of the Contracts using management, labour, plant and equipment, materials and all other necessary resources provided by the Purchaser and for this purpose it shall not be reasonable to require the Vendor to make any payment or take any other step unless the Purchaser has first put the Vendor in sufficient cleared funds or provided sufficient resources as aforesaid;

and so that the obligations and liabilities under such Contracts insofar as the same remain to be performed as at the Transfer Date shall be effectively performed by the Purchaser or by the Vendor on the Purchaser’s behalf and the full benefit of all contractual rights, benefits and claims thereunder arising after the Transfer Date shall vest in the Purchaser and shall be held in trust by the Vendor for the Purchaser absolutely. Where such holding in trust would result in the breach of any Contract the Vendor and the Purchaser shall make such other arrangements between themselves which will, without giving rise to such a breach, and so far as is practicable, secure rights for the Purchaser equivalent to those it would enjoy from having transferred to it the benefit of the Contract with effect from the Transfer Date, or as soon as practicable thereafter. The Purchaser shall indemnify the Vendor in respect of such obligations and liabilities (excluding consequential or indirect losses).

9.	Post Completion obligations

9.1	Miscellaneous obligations

(A)	All monies or other items belonging to the Vendor which are received by the Purchaser on or after Completion in respect of the Current Assets shall be held in trust for the Vendor and notified to the Vendor as soon as reasonably practicable thereafter and, in any event, no later that 5 Business Days after receipt of such items. All such sums shall be taken into account in the next Monthly Cashflow Statement (and reflected in the next Deferred Payment to or from the Vendor, as the case may be) produced in accordance with schedule 6, paragraph 3.5.

(B)	The Purchaser shall be entitled following Completion (after giving reasonable notice to the Vendor) to have access during normal business hours to any of the books of account, and financial and other records which relate to the Business and the Business Assets and which are retained by the Vendor following Completion and at the Purchaser’s expense to take copies of and extracts from the same.

(C)	The Vendor shall be entitled following Completion (after giving reasonable notice to the Purchaser) to have access during normal business hours to any of the books of account and financial and other records which relate to the Business and the Business Assets prior to the Transfer Date and possession of which has passed to the Purchaser and at the Vendor’s expense to take copies of and extracts from the same.

(D)	The Vendor shall promptly pass to the Purchaser all correspondence, telephone enquiries and other communications (“Communications”) which the Vendor receives after Completion which directly relate to the Business or the Business Assets or Creditors and the Purchaser shall promptly pass to the Vendor all Communications which the Purchaser receives after Completion relating to the Excluded Liabilities.

(E)	For 1 year after Completion and on the written request of the Purchaser, the Vendor will use reasonable endeavours to put the Purchaser and any third party who aided in the development of any part of the Listed Intellectual Property Rights (other than any person who is a UK Employee)(an “Inventor”) in contact with each other in order for the Purchaser to co-operate with such Inventor and for such Inventor to offer assistance to the Purchaser on any terms and conditions which are agreed upon between the Purchaser and the Inventor.

(F)	All monies or other items belonging to the Purchaser which are received by the Vendor on or after Completion shall be held in trust for the Purchaser and notified to the Purchaser as soon as reasonably practicable thereafter and, in any event, no later that 5 Business Days after receipt of such items. All such items shall be paid to the Purchaser within 10 Business Days of receipt unless the Vendor notifies the Purchaser of its intention to set off the same against any Deferred Payment due from the Vendor to the Purchaser.

9.2	Restricted Business

(A)	In this clause 9.2, “Restricted Business” means the business of performing services and/or providing products which compete directly with the Business as carried on at the Transfer Date including, without limitation, the provision of IP Trading Exchange services (including the multi-homed IP Advantage service), multiple IP transit supplier performance monitoring services and IP Transit and internet access services.

(B)	Subject to Clause 9.2(D), for the purposes of granting to the Purchaser the full benefit of the Business and in order for the Purchaser to protect the Goodwill of the Business the Vendor undertakes that it and each member of the Vendor’s Group will not for the period of 24 months after the Transfer Date:

(1)	carry on or be engaged, concerned or interested in carrying on directly or establish any Restricted Business anywhere in the world;

(2)	use or grant any right to use the “Band-X” name or logo in conjunction with the carrying on of Restricted Business;

(3)	canvass or solicit orders for any Restricted Business from any person, firm or company who or which at or within the term of two years prior to the Transfer Date is or was a customer, supplier or client of the Vendor in the course of the Business;

(4)	solicit or entice away from the employment of the Purchaser any officer, manager or other employee employed in connection with the Business immediately following the Transfer Date (and whether or not that person would commit a breach of his contract of employment or terms of engagement by reason of his leaving service);

(5)	assist any other person to do any of the foregoing.

(C)	The Vendor acknowledges that the restrictions contained in clause 9.2 are fair and reasonable restrictions having regard to the acquisition by the Purchaser of the Goodwill and other Business Assets. In the event that any restrictions shall be found to be void but would be valid if some part of it were deleted or the area of operation or the period of application reduced, that restriction shall apply with such modifications as may be necessary to make it valid and effective.

(D)	For the avoidance of doubt, none of the restrictions on the Vendor contained in this clause shall prevent the Vendor (or Band-X Inc.) from:

(i)	providing collocation and/or the resale of circuits (other than internet transit or internet access) and/or wholesale trading of switched minutes; or

(ii)	performing services or providing products of the same nature as those provided under the Contracts which are ancillary to and bundled with the Vendor’s (or Band-X Inc.’s) other services, including, without limitation, Voice Trading, VoIP trading, the provision of VoIP ports and switched partitioning; or

(iii)	being subject to a change of control in favour of any entity (an “Acquirer”) where that Acquirer and/or any Affiliate of it was, for a minimum of one year prior to the date of such change of control, engaged in carrying on any

Restricted Business and, thereafter, engages, is concerned or is interested in any Restricted Business provided that the Vendor continues to comply with the restrictions contained in this clause 9.2 (and in particular, does not permit any Acquirer and/or any Affiliate to use the Band-X name in connection with the carrying on of Restricted Business). For the avoidance of doubt, none of the restrictions contained in this clause 9.2 shall prevent the Acquirer and/or any Affiliate of it (other than the Vendor and/or Band-X Inc.) from being so engaged in carrying on any Restricted Business;

(iv)	dealing with the Contracts in accordance with clause 8.

10.	Warranties and Representations

10.1	General

The Vendor warrants to the Purchaser in the terms of the Warranties but subject to the exclusions and limitations set out in schedule 5. The Vendor represents and warrants to the Purchaser that each of the Warranties is accurate in all respects. Any sum payable by the Vendor in respect of any breach of the Warranties shall be treated as a reduction of the Consideration.

10.2	Disclosure

The Warranties are given subject to facts and matters Disclosed in the Disclosure Letter and the Purchaser shall accordingly have no claim in respect of any of the Warranties in relation to any fact or matter so Disclosed.

10.3	Warranties given on the date of this Agreement

The Warranties are given on the date of this Agreement and are repeated on the date of Completion and the Vendor is under no obligation to disclose to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties of which it may become aware after the date of Completion.

10.4	Reliance

The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon representations in the terms of the Warranties made by the Vendor (subject to all matters Disclosed) with the intention of inducing and actually inducing the Purchaser to enter into this Agreement.

10.5	Purchaser’s remedies

(A)	The Purchaser acknowledges that it has not been induced to enter into this Agreement by, and that it does not in connection with this Agreement or its subject matter rely on, any representation, warranty, promise or assurance by the Vendor or any other person save for those contained in this Agreement.

(B)	Except as expressly stated in the Agreement, the Purchaser shall have no right to rescind or terminate this Agreement.

(C)	Nothing in this clause 10.5 shall exclude or affect any right or remedy available to the Purchaser in respect of fraud.

(D)	Without prejudice to any other rights or remedies that the Purchaser may have, the Vendor acknowledges and agrees that damages alone may not be an adequate remedy for every breach by the Vendor of a Warranty or any other provision of this Agreement and that the Purchaser’s right to the remedies of injunction, specific performance or other equitable relief shall not be affected by the provisions of this Agreement.

(E)	The Purchaser acknowledges that its legal advisers have explained to it the effect of this clause 10.5.

10.6	Gross payments

If any amount payable to the Purchaser by the Vendor:

(A)	in respect of or in connection with any Warranty being breached, untrue or misleading or any indemnity or undertaking, or

(B)	under any other clause of this Agreement

is subject to Taxation, such additional amounts shall be paid to the Purchaser by the Vendor so as to ensure that the net amount received by the Purchaser is equal to the amount the Purchaser should have received had the payment not been so subject to Taxation.

10.7	Warranties by Purchaser

The Purchaser warrants and represents to the Vendor as follows:-

(A)	the Purchaser has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the “Purchaser Documents”);

(B)	this Agreement constitutes and the Purchaser Documents will, when executed, constitute binding obligations of the Purchaser in accordance with their respective terms;

(C)	no order has been made and no resolution has been passed for the winding up of the Purchaser or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up the Purchaser;

(D)	no administration order has been made and no petition has been presented and no other action for such an order has been taken in respect of the Purchaser;

(E)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Purchaser;

(F)	the Purchaser is not insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 and has not stopped paying its debts as they fall due;

(G)	no voluntary arrangement has been proposed under s.1 Insolvency Act 1986 in respect of the Purchaser;

(H)	no event analogous to any of the foregoing has occurred in or outside England with respect to the Purchaser; and

(I)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Purchaser Documents will not:

(1)	be or result in a breach of any provision of the memorandum or articles of association of the Purchaser;

(2)	be or result in the breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement;

(3)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement; or

(4)	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

10.8	Undertaking by Purchaser

The Purchaser agrees and undertakes that (in the absence of fraud, wilful misconduct or wilful concealment) it has no rights against and shall not make any claim against any present or former employee, director, agent or officer of the Vendor or any present or former employee, director, agent or officer of any Affiliate of the Vendor in connection with this Agreement or its subject matter. The rights of the said persons are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 but subject to clauses 18.1 and 19 the parties to this Agreement may rescind or vary this Agreement without the consent of any such persons.

11.	Employees of the Business

11.1	Application of the Regulations

The Vendor and the Purchaser acknowledge and agree that the TUPE Regulations will apply to the sale and purchase of the Business under this Agreement so as to transfer the employment of the UK Employees to the Purchaser. For the avoidance of doubt, the Employees will not transfer to the Purchaser until Completion.

11.2	US Employees

Each US Employee shall be given an offer letter in an Agreed Form by the Purchaser to be effective as of the Transfer Date. Provided that such US Employees accept such offers of employment, Vendor shall procure that such US Employees are released from employment with Band-X Inc. upon Completion.

11.3	Vendor’s indemnity

The Vendor shall indemnify and keep indemnified the Purchaser in respect of any claim, action or proceeding which arises or is made or is alleged to arise or be made against the Purchaser by virtue of:

(A)	any act or omission of the Vendor prior to Completion arising out of or relating to the employment of any of the Employees which will include any failure by the Vendor to comply with Regulation 10 of the TUPE Regulations (other than by virtue of any default of the Purchaser);

(B)	any termination of employment before Completion of any person engaged in the Business or by the Vendor who is not an Employee; or

(C)	any statutory redundancy payment and payment in lieu of notice paid to any of the UK Employees who receive notice of termination of employment within 30 calendar days following the Transfer Date by reason of redundancy (as defined in section 139 of the Employment Rights Act 1996). The Vendor’s liability under this subclause (C) shall be limited to £125,000.

11.4	Purchaser’s indemnity

Subject to clause 11.9, the Purchaser shall indemnify and keep indemnified the Vendor in respect of any claim, action or proceeding which arises or is made or is alleged to arise or be made against the Vendor:

(A)	by virtue of any act or omission of the Purchaser after Completion relating to the employment or termination of employment of any of the UK or US Employees after Completion; or

(B)	as a result of the Purchaser’s failure to comply with its obligations to the UK Employees under Regulation 10(3) of the TUPE Regulations; or

(C)	by virtue of any substantial change made or proposed by the Purchaser in the proposed terms and conditions or working conditions of any of the UK Employees which is detrimental to any of the UK Employees; or

(D)	by virtue of a change in the identity of the employer of all or any of the UK Employees where that change is a significant change and to the detriment of all or any of the UK Employees.

11.5	UK Employees not transferred pursuant to the TUPE Regulations

If any contract of employment of any UK Employee is found or alleged to continue with the Vendor after Completion, the Purchaser agrees that, in consultation with the Vendor, it will within ten Business Days of being requested by the Vendor make to that person an offer in writing to employ him or her under a new contract of employment to take effect upon the termination referred to below.

If the UK Employee shall accept such offer of employment from the Purchaser, the Vendor shall terminate the employment of the UK Employee. The Vendor shall indemnify the Purchaser in connection with the employment of that UK Employee from Completion until the termination of their employment with the Vendor.

11.6	Persons other than UK Employees to whom the TUPE Regulations apply

If any contract of employment of any person who is not a UK Employee is found or alleged to have effect pursuant to the TUPE Regulations after Completion as if it was a contract of employment made with the Purchaser, the Vendor agrees that in consultation with the Purchaser, it will within ten Business Days of being so requested by the Purchaser make to that person an offer in writing to employ him or her under a new contract of employment to take effect on the termination referred to below.

Upon that offer being made, or at any time after the expiry of ten Business Days from a request by the Purchaser for the Vendor to make that offer, the Purchaser shall terminate the employment of the person concerned.

11.7	Mutual assistance

The Vendor and the Purchaser shall give each other such assistance as either may reasonably require to comply with the TUPE Regulations in relation to the UK Employees.

11.8	Letter to Employees

Immediately following Completion, the Vendor and the Purchaser shall send to each of the UK Employees a joint letter in the Agreed Form.

11.9	Conduct of claims

In the event that any of the Employees or any other person who is or has been, or purports to be or have been, employed in the Business, makes a claim against the Vendor or the Purchaser arising out of or in connection with the sale of the Business or the Business Assets to the Purchaser, the Vendor and the Purchaser shall at their own respective expense give to the other as soon as practicable after any request therefore all co-operation, assistance and information which may be reasonably required by the other in relation to the claim.

11.10	Employment records

As soon as practicable after Completion, the Vendor shall deliver to the Purchaser copies of all PAYE and national insurance records and of any other documents or records (including, without limitation, personnel records and files) which are relevant to the Employees including, without limitation, those referred to in Regulation 55(2) Income Tax (Employment) Regulations 1993 and paragraph 32(1) schedule 1 Social Security (Contribution) Regulations 1979) provided that:

(A)	the Vendor shall preserve the originals of such records or documents for a period of three years after Completion or until clause 11.10(B) is complied with and shall allow the Purchaser access to the same at all reasonable times to the extent necessary to enable the Purchaser to deal with any matters relating to the Employees and shall, as and when requested by the Purchaser to do so, produce the same to the relevant authorities; and

(B)	should the Vendor wish to dispose of or destroy any such records or documents prior to the expiration of three years after Completion, the Vendor shall not do so without informing the Purchaser of its intention to do so and if the Purchaser so requests the Vendor shall deliver to the Purchaser such of the records or documents as the Purchaser may request.

11.11	Wages

All wages, salaries, liabilities in respect of the Pay As You Earn System and National Insurance Contributions and other periodic outgoings in respect of the Employees which relate to a period:

(A)	after the Transfer Date shall be borne by the Purchaser; and

(B)	on or before the Transfer Date shall be borne by the Vendor.

12.	Colocation Leases

12.1	The Vendor shall with effect from the Transfer Date wherever possible under the terms of the Colocation Leases assign the benefit of the Colocation Leases to the Purchaser insofar as the same relates to the Purchaser’s use of the colocation space identified in schedule 4. Such use shall be subject to the terms of the relevant Colocation Lease, with which the Purchaser undertakes at all times to comply and to do nothing to cause the Vendor to breach or incur liability thereunder.

12.2	The Vendor shall at the expense of the Purchaser following the Transfer Date:

(a)	unless contractually prevented from so doing, sub-contract the relevant parts of the Colocation Lease concerned to the Purchaser on the same terms (mutatis mutandis) and for the same remuneration as apply to the Contracts concerned; or

(b)	where contractually prevented from such sub-contracting the Vendor shall act in connection with the relevant parts of the Colocation Leases in all respects as the Purchaser may from time to time reasonably direct in order to secure the performance of the relevant parts of the Colocation Leases using management, labour, plant and equipment, materials and all other necessary resources provided by the Purchaser and for this purpose it shall not be reasonable to require the Vendor to make any payment or take any other step unless the Purchaser has first put the Vendor in sufficient cleared funds or provided sufficient resources as aforesaid;

and so that the obligations and liabilities under the relevant parts of the Colocation Leases insofar as the same remain to be performed as at the Transfer Date shall be effectively performed by the Purchaser or by the Vendor on the Purchaser’s behalf and the full benefit of relevant contractual rights, benefits and claims thereunder arising after the Transfer Date shall vest in the Purchaser and shall be held in trust by the Vendor for the Purchaser absolutely. Where such holding in trust would result in the breach of any Colocation Lease the Vendor and the Purchaser shall make such other arrangements between themselves which will, without giving rise to such a breach, and so far as is practicable, secure rights for the Purchaser equivalent to those it would enjoy from having transferred to it the benefit of the relevant parts of the Colocation Lease with effect from the Transfer Date, or as soon as practicable thereafter. The Purchaser shall indemnify the Vendor in respect of such obligations and liabilities. For the avoidance of doubt, the Purchaser shall be liable for the charges and apportioned costs under each Colocation Sublease specified in schedule 4 or otherwise due under or attributable to the relevant parts of the Colocation Leases.

13.	Vendor Protection

The provisions of schedule 5 relating to claims in respect of the Warranties shall have effect as if set out here.

14.	External Claims

14.1	Notification and consultation

If a party to this Agreement (the “indemnitee”) becomes aware of any actual or formally notified claim, demand or proceeding against it or any of its Affiliates (an “External Claim”), or of any fact or matter which is likely to give rise to an External Claim, in relation to which it appears that the indemnitee is, or might be or become, entitled to make a claim (whether under an indemnity or otherwise under or in connection with this Agreement) against another party to this Agreement (the indemnifying party”):

(A)	the indemnitee shall, or shall procure that its Affiliate shall, as soon as reasonably practicable after so becoming aware and in any event within 10 Business Days notify the indemnifying party in writing; and

(B)	the indemnitee shall thereafter consult with the indemnifying party in respect of the validity of the External Claim and the defence and settlement thereof and shall permit, the indemnifying party and its advisers reasonable access to relevant proceedings, documents and records (including the right to take copies at the indemnifying party’s expense of such documents and records).

14.2	Conduct of External Claims by the indemnitee

In the course of the indemnitee conducting and controlling an External Claim the indemnitee shall and shall procure that each of its Affiliates shall:

(A)	keep the indemnifying party informed of all material developments in relation to the External Claim by providing written quarterly reports containing such information as the indemnifying party shall reasonably require;

(B)	not make any admission of liability, agreement, settlement or compromise with any third party in relation to the External Claim without the prior written consent of the indemnifying party; and

(C)	take all actions that the indemnifying party may reasonably request to avoid, dispute, resist, defend or appeal the External Claim.

15.	Value Added Tax

15.1	Amounts exclusive of VAT and transfer as going concern

(A)	All amounts expressed in this Agreement as payable by the Purchaser are expressed exclusive of any VAT which may be chargeable thereon.

(B)	The Vendor and the Purchaser intend that, and shall use all reasonable endeavours to secure that, the sale and transfer of the Business Assets pursuant to this Agreement shall be treated as neither a supply of goods nor a supply of services for the purpose of VAT.

15.2	Payment of VAT

(A)	If HM Customs & Excise rule in writing that VAT is chargeable in respect of the supply of all or any part of the Business Assets under this Agreement, the Vendor shall give notice to the Purchaser of that ruling within five Business Days of receiving the ruling from HM Customs & Excise. The Purchaser shall within 10

Business Days after the Vendor notifies the Purchaser of the determination pay to the Vendor (against delivery by the Vendor of an appropriate tax invoice for VAT purposes and a certified copy of the ruling) a sum equal to the amount of VAT determined by HM Customs & Excise to be so chargeable subject to the receipt of a valid VAT invoice.

(B)	If the Purchaser disagrees with the ruling of H.M. Customs and Excise referred to in sub-clause (A) above, it may, within ten Business Days of being notified by the Vendor of that ruling, give notice to the Vendor that it requires the Vendor to obtain a review by the Commissioners of H.M. Customs and Excise of that ruling and the Vendor concerned shall, as soon as practicable, request the Commissioners to undertake that review.

(C)	Immediately upon the Vendor being advised by the Commissioners of H.M. Customs and Excise of their decision arising out of the review referred to in sub-clause (B), the Vendor shall notify the Purchaser of that decision and, if the Purchaser disagrees with such decision, the Purchaser may:

(1)	give notice to the Vendor that it requires the Vendor (subject to sub-clause (F)) to appeal to the Value Added Tax Tribunal against that decision in such manner as the Purchaser may request; or

(2)	itself make all such appeals against that ruling as the Purchaser shall consider appropriate with such assistance from the Vendor as the Purchaser shall reasonably request from time to time and in either case, the Vendor shall (subject to sub-clause) comply with any such request as soon as practicable.

(D)	If the review referred to in sub-clause (B) or the contest referred to in sub-clause (C) is successful the Vendor will pay to the Purchaser:

(i)	all amounts paid by the Purchaser pursuant to this clause 15, and

(ii)	any interest or other amounts received from H.M. Customs and Excise and referable to the amount previously taken to be VAT charged in respect of the transfer of the Business pursuant to this Agreement.

(E)	Such payment shall be made forthwith after the Vendor becomes aware of the successful result of such review or contest or, when the amount previously taken to be VAT chargeable in respect of the transfer of the Business pursuant to this Agreement has been accounted for to H.M. Customs and Excise, immediately following receipt of repayment of, or credit in respect of, such amount. The Vendor agrees that it will promptly make and prosecute all claims and take all other steps necessary to ensure that it obtains repayment of and/or effective credit for such purported VAT and the other amounts referred to above.

(F)	The Vendor shall not be required to take any action under sub-clause (B) or (C) unless it has been indemnified to its reasonable satisfaction by the Purchaser against all reasonable costs and expenses the Vendor may properly incur in taking any such action.

15.3	VAT Records

The Vendor is in the process of seeking a direction from HM Customs & Excise under s.49(1)(b) Value Added Tax Act 1994 that the Vendor shall be entitled to retain the VAT

Records. If HM Customs & Excise so direct the Vendor shall retain the VAT Records for at least six years from Completion accordingly and shall make the VAT Records and copies thereof available to the Purchaser at all reasonable times to enable the Purchaser to deal with any matters relating to its VAT affairs. If no such direction is made the VAT Records shall be delivered to the Purchaser on the Transfer Date.

15.4	Purchaser’s VAT undertakings

The Purchaser represents, warrants and undertakes to the Vendor that:

(A)	it is, or will immediately after the execution of this Agreement become, a taxable person for the purposes of VAT; and

(B)	it intends to use the Business Assets to carry on the same kind of business as the Business, commencing immediately following Completion.

15.5	Purchaser’s notification

This clause 15.5 constitutes the Purchaser’s notification to the Vendor with effect from the Transfer Date that Paragraph (2B) Article 5 Value Added Tax (Special Provisions) Order 1995 does not apply to the Purchaser.

15.6	Pre-Completion supplies and recoveries

All VAT payable in respect of goods and services supplied or deemed to be supplied by the Vendor in connection with the Business Assets prior to Completion and all interest payable thereon and penalties attributable thereto shall be paid to HM Customs & Excise by the Vendor. The Vendor shall be entitled to receive and to retain for its own benefit all reimbursement or credit from HM Customs & Excise for VAT borne by the Vendor on goods and services supplied to the Vendor prior to Completion and any payments received in respect of VAT overpaid to HM Customs & Excise prior thereto.

15.7	US Transfer Taxes

The Vendor shall be responsible for and shall bear the cost of any transfer tax payable in respect of the sale of those Business Assets located in the United States of America.

16.	Confidentiality

16.1	Confidentiality

Subject to clause 16.2 and to clause 17 each party:-

(A)	shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other parties obtained or received by it as a result of entering into or performing its obligations under this Agreement (“Confidential Information”); and

(B)	shall not, except with the prior written consent of the relevant other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information of that party.

16.2	Permitted disclosure or use

Clause 16.1 shall not apply if and to the extent that the party using or disclosing Confidential Information can demonstrate that:-

(A)	such disclosure is required by law or is required or requested by any supervisory, regulatory or governmental body including any stock exchange regulatory bodies having jurisdiction over it and whether or not the requirement or request has the force of law; or

(B)	such disclosure is to its professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same; or

(C)	such disclosure is required to facilitate the obtaining of any consents required for the transfer or assignment of the Business or any of the Business Assets to the Purchaser; or

(D)	in the case of disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 16.1(A); or

(E)	in the case of disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed as permitted by clause 16.1(B).

16.3	Continuance of restrictions

The restrictions contained in this clause 16 shall survive Completion and shall continue without limit of time.

17.	Announcements

17.1	Restrictions

Subject to clause 17.2, and whether or not any restriction contained in clause 16 applies, no party to this Agreement shall make any announcement (including, without limitation, any communication to the public, to any counterparty to any Contract (in respect of the ongoing operation of such Contract)) concerning the provisions or subject matter of this Agreement or containing any information about another party, without the prior written approval of that party (which shall not be unreasonably withheld or delayed). For the avoidance of doubt: following the transfer of the Business Assets under this Agreement the Vendor shall be entitled (without the Purchaser’s approval) to communicate with any ongoing or prospective customer or supplier of the Vendor the fact that the Business Assets have been sold and of the continuation of the relationships between the Vendor and those third parties.

17.2	Permitted announcements

Clause 17.1 shall not apply if and to the extent that such announcement is required by law or by any supervisory, regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law but any such announcement shall be made only after consultation with the other relevant party.

17.3	Continuance of restrictions

The restrictions contained in this clause 17 shall survive Completion and shall continue without limit of time.

17.4	Announcements

The Vendor and the Purchaser shall as soon as practicable after Completion procure that a joint announcement of the sale of the Business is made in an Agreed Form. The parties agree that such joint announcement shall be released no sooner than the earlier of 31 October 2004 and the time that the Guarantor shall have filed an amendment to its Registration Statement on Form S-1 (Registration No. 333-117278) (the “Amendment”) with the United States Securities and Exchange Commission disclosing the transactions contemplated by this Agreement. The parties further agree that the scope and content of the joint announcement shall conform in all respects to the disclosure set forth in the Amendment. For the avoidance of doubt, the restrictions contained in this clause shall not prevent the Vendor from exercising its rights to communicate with any ongoing or prospective customer or supplier of the Vendor pursuant to clause 17.1.

18.	Provisions relating to this Agreement

18.1	Successors and assigns

This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable without the prior written consent of the other parties. Any purported assignment in breach of this clause shall be void.

18.2	Whole agreement and variations

(A)	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements and undertakings, whether in writing or oral, relating to such subject matter and all conditions warranties and other terms and provisions which are implied into this Agreement by statute, common law or otherwise are hereby excluded.

(B)	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

18.3	Agreement survives Completion

The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

18.4	Rights etc cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

18.5	Further assurance

At any time after the date hereof either party hereto shall at the request and at it’s own cost, execute or procure the execution of such documents and do or procure the doing of such acts and things as the requesting party may reasonably require for the purpose of vesting the Business Assets in the Purchaser or otherwise giving effect to this Agreement.

18.6	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

18.7	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

18.8	Costs

Except as otherwise expressly provided herein, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

18.9	Set Off

Other than as provided for by clause 9.1(A) or 9.1(F), notwithstanding that any amount is from time to time payable by one party to the other under or by virtue of this Agreement or otherwise, no party shall be entitled to set off such amount against any amount payable to it by another party under this Agreement.

18.10	Notices

(A)	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 18.10(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)	sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08.00 on the next Business Day.

(B)	The addresses and other details of the parties referred to in clause 18.10(A) are, subject to clause 18.10(D):-

Name:	Band-X Ltd

For the attention of:	General Counsel

Address:	6th Floor, Crown House, 51 Aldwych,

London WC2B 4AX

Fax number:	+44 (0)20 7395 4501

Name:	Arbinet-thexchange Limited

For the attention of:	Peter Sach, Director

Address:	c/o Arbinet-thexchange, Inc., 120 Albany Street, Tower II Suite 450, New Brunswick, NJ 08901, USA

Fax number:	001 732 509 9299

Name:	Arbinet-thexchange, Inc.

For the attention of:	Peter Sach, Chief Information Officer and Senior Vice President of Operations

Address:	120 Albany Street, Tower II Suite 450, New Brunswick, NJ 08901, USA

Fax number:	001 732 509 9299

(C)	In proving service of any notice it shall be sufficient to prove:

(4)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(5)	in the case of a notice personally delivered that it was delivered to or left at the specified address;

(6)	in the case of a notice sent by fax that it was duly despatched to the specified number as confirmed by a transmission report; and

(7)	in the case of a notice sent by air courier that it was delivered to a representative of the courier.

(D)	Any party to this Agreement may notify the other parties of any change to its address or other details specified in clause 18.10(B), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later, and provided also that any new address shall be in the United Kingdom.

19.	Law and jurisdiction

19.1	English Law

This Agreement shall be governed by, and construed in accordance with, English law.

19.2	Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

19.3	Contracts (Rights of Third Parties) Act 1999

Except pursuant to clauses 6.4 and 10.8, no person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

20.	Guarantee

20.1	Guarantee Obligations

In consideration of the Purchaser entering into this Agreement at the request of the Guarantor (as the Guarantor hereby acknowledges), the Guarantor shall as a primary obligation, irrevocably and unconditionally:

(A)	procure that the Purchaser shall duly observe and perform all or any of its obligations to the Vendor under this Agreement;

(B)	if and whenever the Purchaser shall be in default in the payment when due of any amount payable to the Vendor under this Agreement or any other agreement entered into pursuant hereto and within two Business Days after being given notice to that effect by the Vendor, pay to the Vendor all amounts then so payable by the Purchaser to the Vendor as though the Guarantor instead of the Purchaser was expressed to be the principal debtor; and

(C)	indemnify the Vendor against all reasonable costs and expenses (including legal fees) which the Vendor may pay or incur in collecting any amount payable by the Purchaser or the Guarantor and referred to in clause 20.1(B) or incurred by the Vendor arising from any failure by the Purchaser to perform and/or observe any of its obligations under this Agreement.

20.2	Indemnity

Any amount not paid by the Purchaser and not recoverable from the Guarantor on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Purchaser or any other matter or thing whether known to the Vendor or not) shall nevertheless be recoverable from the Guarantor on the basis of an indemnity.

20.3	Indulgence

The Guarantor acknowledges that its liability under this clause 20 shall not be discharged or affected in any way by time being given to the Purchaser or by any other indulgence or concession being granted to the Purchaser or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the memorandum or articles of association of the Purchaser or the Guarantor, any amendment to this Agreement or such other agreement or the liquidation, dissolution, reconstruction or amalgamation of the Purchaser or the Guarantor or the illegality or unenforceability of this Agreement or such other agreement) which but for this provision might operate to release the Guarantor from its obligations under this clause 20.

20.4	Continuing Guarantee

The guarantee contained in this clause 20 is a continuing guarantee and shall remain in full force and effect until all obligations of the Purchaser hereby guaranteed have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Vendor may have for the due performance of the obligations concerned.

20.5	Process agent

The Guarantor irrevocably appoints the Purchaser of 12/18 Paul Street, London EC2A 4J as its process agent to receive on its behalf service of process of any proceedings in England. Service upon the process agent shall be good service upon the Guarantor whether or not it is forwarded to and received by the Guarantor. In any event but without prejudice to the effectivity of service of process on the Guarantor hereunder, the Vendor shall copy documents served upon the Guarantor’s process agent to the Guarantor’s US address for notifications specified at clause 18.10(B) above. If, for any reason, the process agent ceases to be able to act as process agent, or no longer has an address in England, the Guarantor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent’s acceptance of that appointment within 30 days. In the event that the Guarantor fails to appoint a substitute process agent, it shall be effective service for the Vendor to serve the process upon the last known address in England of the last known process agent for the Guarantor notified to the Vendor notwithstanding that such process agent is no longer found at such address or has ceased to act provided that a copy of the proceedings is also sent to the Guarantor current registered office or principal place of business wherever situated.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

SIGNED by Stephen Beynon	)

duly authorised for and on	)

behalf of BAND-X LIMITED	)

SIGNED by Peter P. Sach	)

duly authorised for and on	)

behalf of ARBINET-THEXCHANGE	)

LIMITED	)

SIGNED by Peter P. Sach	)

duly authorised for and on	)

behalf of ARBINET-THEXCHANGE,	)

INC.	)

SCHEDULE 1

PART 1 : NOT USED

PART 2: FIXED ASSETS

PART 3: CONTRACTS

A. CUSTOMER CONTRACTS (NO CONSENT REQUIRED FOR TRANSFER)

B. CUSTOMER CONTRACTS (CONSENT REQUIRED FOR TRANSFER)

Contract between Band-X Inc and ITXC, dated 15 October 2002 and renewed on 20 April 2003.

Contract between Band-X and Rimes, dated 17 March 2003 and renewed August 2004

C. SUPPLY CONTRACTS (NO CONSENT REQUIRED FOR TRANSFER)

N/A

D. SUPPLY CONTRACTS ( CONSENT REQUIRED FOR TRANSFER)

E. LISTED INTELLECTUAL PROPERTY AGREEMENTS

Name	Assignable Contract or Non-assignable Contract?

Cisco Systems: provide router and switch equipment used in the IP exchange for multiple services including IP advantage in the UK	Assignable (reliant upon exclusion from non-assignability)

Linux + open source software: the Linux operating system and other open source software is used extensively to provide ancillary services to the IP exchange	Assignable, but Purchaser must agree to the same conditions as those the Vendor subscribes to

Cyclades: provide console access servers for the out of brand management system of the IP exchange.	Assignable, but Purchaser must agree to the same conditions as those the Vendor subscribes to

Cobalt RAQ servers	Assignable, but Purchaser must agree to the same conditions as those the Vendor subscribes to

Juniper	Non-Assignable

Foundry	Non-Assignable

PART 4: LEASEHOLD PREMISES

Office Lease Agreement dated 14th day of August, 2003 between 421 Seventh Avenue, LLC, with offices at 421 Seventh Avenue, 159 West 33rd Street, New York, New York l000l and Band-X, Inc., at 421 Seventh Avenue, New York, New York l000l in respect of ‘space room 1208, 421 Seventh Avenue, 159 West 33rd Street, New York, New York l000l’ and extended for a period of 12 months on 24 August 2004.

Assuming the Tenant is not in default of any terms of the lease, the Tenant may terminate lease by giving at least 30 days’ prior written notice to the Owner, and the lease shall terminate on the last day of the month following the month during which termination notice is given.

PART 5: LISTED INTELLECTUAL PROPERTY RIGHTS

Customised Software

1	The Route Server software which can be described as software written in C++ and running on the Linux operating system. This software operates to control traffic flows between buyers and sellers of IP transit on the Band-X IP Exchange shared LAN by manipulating the BGP4 routing protocol messages.

2	The Billing System software: a set of Perl scripts and Microsoft Excel spreadsheets used to enable billing of customer connections on the IP exchange. The software works by first collecting data transfer counters from each of the pieces of equipment that make up the IP exchange at regular intervals, then calculating the bits per second value, or transfer rate, for the interval for each customer connection. These values are then used to calculate a 95th percentile bits per second value for the connection for each day. This data is then used by an Excel spreadsheet to calculate the amount billed for the connection for the month or other billing interval.

3	The QI Cluster software: a set of scripts and programs written in Perl and C/C++ to provide a measurement of sellers of IP transit connected to the IP exchange. The software uses the common Internet diagnostic tools, ping and traceroute and a tool known as ab (ApacheBench) which measures http transfer rate. A number of websites are tested by the software at regular intervals using these tools through each of the seller connections. A customised calculation program then produces a set of calculated results organised by seller and presents the data for display.

Together with all Intellectual Property in software or business processes that is proprietary to the Vendor and integral to and primarily used by the Business.

Other Listed Intellectual Property Rights

1	UK Patent No. GB 2363285 (Communication System and Method)

2	UK Patent No. GB 2382950 (Communication System and Method)

3	US Patent Application No. 10/276,439 (Communication System and Method)

4	US Patent Application No. EP 1284066 A (Communication System and Method)

SCHEDULE 2

NOT USED

SCHEDULE 3: WARRANTIES

1.	THE VENDOR

1.1	Agreement binding

The Vendor has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the “Vendor Documents”). This Agreement constitutes and the Vendor Documents will, when executed, constitute valid and binding obligations of the Vendor in accordance with their respective terms.

1.2	Approvals obtained

The Vendor has obtained all necessary board approvals in respect of the entry into of this Agreement and the Vendor Documents and the transactions contemplated herein and therein. The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement and the Vendor Documents will not:

(A)	be or result in a breach of any provision of the memorandum or articles of association of the Vendor;

(B)	be or result in the breach of, or constitute a default under, any instrument to which the Vendor is a party or by which the Vendor is bound and which is material in the context of the transactions contemplated by this Agreement;

(C)	be or result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor is a party or by which the Vendor is bound and which is material in the context of the transactions contemplated by this Agreement; or

(D)	require the Vendor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

1.3	Winding up

No order has been made, petition presented or resolution passed for the winding up of the Vendor and no meeting has been convened for the purpose of winding up the Vendor. No voluntary arrangement has been proposed under s.1 Insolvency Act 1986 in respect of the Vendor.

1.4	Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) in respect of the Vendor or of all or any part of the Business Assets.

1.5	Compositions

The Vendor has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

1.6	Insolvency

The Vendor is not unable or deemed unable to pay its debts for the purposes of s.123 Insolvency Act 1986 or unable to pay its debts as they fall due and has not stopped paying its debts as they fall due.

1.7	Unsatisfied judgments

No distress, execution or other process has been levied against the Vendor or action taken to repossess any of the Business Assets which has not been satisfied in full. No unsatisfied judgment is outstanding against the Vendor.

1.8	Floating charges

No floating charge created by the Vendor over any of the Business Assets has crystallised and, so far as the Vendor is aware, there are no circumstances likely to cause such a floating charge to crystallise.

1.9	Analogous events

No event analogous to any of the foregoing has occurred in or outside England.

2.	THE PROPERTY

2.1	Particulars of the Leasehold Premises

The particulars of the Leasehold Premises set out in schedule 1 are true, correct and complete in all respects. The Leasehold Premises are the only properties used or occupied solely for the purposes of the Business (for the avoidance of doubt the Vendor’s rights in respect of premises at 51 Aldwych, London do not form part of the Business Assets). So far as the Vendor is aware, all covenants, stipulations and conditions affecting the Leasehold Premises (including covenants for repair and covenants to pay rent) have been observed and performed and there are not circumstances which shall entitle any landlord to exercise any powers of entry or to take possession of the Leasehold Premises or which would otherwise restrict or terminate the continued possession and quiet enjoyment of it for the purposes of the Business.

2.2	No repairs required

So far as the Vendor is aware, the Leasehold Premises do not require any repairs or other remedial or preventative works, the cost of which would be material in relation to the market value of the Leasehold Premises or which would have an adverse effect on the carrying on of the Business.

2.3	No disputes

So far as the Vendor is aware, there are no outstanding disputes between the Vendor and any other person in respect of the use by Band-X Inc. of the Leasehold Premises.

2.4	No notices received

So far as the Vendor is aware, no notices, complaints or requirements have been issued by the local, county or other competent authority, body or agency in respect of the Leasehold Premises and received by the Vendor or Band-X Inc.

3.	OTHER ASSETS

3.1	Title to the Business Assets

The Vendor owns the legal and beneficial title to all the Business Assets free from and clear of any Encumbrance other than the floating charge referred to at clause 6.2(E) of the Agreement. For the avoidance of doubt, this Warranty shall not apply to the Leased Assets, Leasehold Premises or the Listed Intellectual Property Rights.

3.2	Sufficiency

All of the fixed assets used by the Business immediately prior to the date of this Agreement (other than UK office furniture) are included in the list of Fixed Assets and the Business Assets are all of the assets currently used by the Vendor and necessary for carrying on the Business as it is now carried on.

3.3	Assets in good repair

Each of the Fixed Assets in use by the Vendor immediately prior to the date of this Agreement are in working order, condition and repair having regard to their age and normal wear and tear and are capable of being efficiently and properly used in connection with the Business.

4.	CONTRACTS

4.1	Contracts

Full, complete and accurate details of the Contracts including all renewals, amendments, variations, schedules, annexes and appendices thereto (if any) have been Disclosed.

4.2	No material breach

So far as the Vendor is aware, there does not exist in relation to the Business Assets any material contract, agreement, commitment or arrangement to which any party to the same is in material breach so as to render the same capable of termination or to give rise to any right to damages or other compensation.

4.3	No notice of termination

No written notice avoiding, rescinding or terminating or purporting to avoid, rescind or terminate any Contract has been received or given by the Vendor or Band-X Inc..

4.4	No disputes

There is no formally notified dispute and, so far as the Vendor is aware, none has been threatened in writing (in excess of £5,000 value in respect of the subject matter of the actual claim) with any counterparty to any Contract.

4.5	Agency

No Contract is subject to any agency, distributorship, franchise, purchaser, licensing, management or joint venture agreement or arrangement affecting the Business and to which the Vendor is party.

4.6	Material or Unusual Contracts

No Contract falls within any of the cases specified below:

(A)	the Contract provides monthly revenue above £15,000 or creates in excess of £12,000 monthly costs;

(B)	the Contract was entered into other than within the ordinary and usual course of the Vendor’s business; or

(C)	the Contract is of four years or greater duration.

For the avoidance of doubt the TTE Agreement has been excluded from the Warranties in paragraph 4.6 due to the subjective judgement required to allocate the total contract revenue to the individual months in the contract term of the TTE Agreement.

5.	PERSONNEL

5.1	Details about Employees

Full and accurate details of the terms and conditions of employment (whether contractual or discretionary) of the Employees are Disclosed, including without limitation:

(1)	any written service agreement, employment contract or offer letter, and any standard form of employment contract, statement of terms and conditions of employment and staff handbook;

(2)	the age, sex, hours of work, basic salary and date of commencement of continuous employment (within the meaning of the Employment Rights Act 1996) of each Employee;

(3)	particulars of all part-time or job share working arrangements;

(4)	the bonus and levels of bonus paid, commission and levels of commission paid, share option and share option entitlements, sharesave, SAYE, profit sharing and any other incentive scheme or plan arrangements of each Employee;

(5)	all consents by each UK Employee to work more than 48 hours a week and under the Data Protection Act 1998;

(6)	particulars of any collective agreement, arrangement, understanding with trade unions, staff associations and other representative bodies and elected representatives of the Employees;

(7)	disciplinary or grievance procedures, and any written procedures to be followed in the case of redundancy or dismissal, including in the case of redundancy any redundancy scheme or formula applied (whether written or unwritten) by the Vendor during the two years before Completion in making payments in excess of the statutory entitlement (whether contractual or discretionary).

5.2	No change in employment terms

No change has been made to any term or condition of employment of any Employee either with or without his or her consent in connection with this Agreement or without his or her consent within twelve months before Completion.

5.3	Employees employed in the Business

The Employees are all employed by the Vendor in the Business and work wholly or mainly in the Business and there are not other persons employed or engaged wholly or mainly in the Business.

5.4	No notice of termination

None of the Employees has given or received notice terminating (or, so far as the Vendor is aware, none of the Employees is formally threatening to terminate) his or her employment.

5.5	No guaranteed increase

No Employee has been promised or is accustomed to receiving any guaranteed increase in basic salary or other benefits and there is no agreement with any Employee to increase his or her basic salary or any other benefits at a date in the future.

5.6	Share scheme

There are no adopted employee share incentive schemes (whether contractual or discretionary) applicable to any of the Employees and no award under any such scheme has been made to any of the Employees.

5.7	Long-term absence

Full details of all Employees who are absent from work (whether on maternity leave, unpaid leave, long-term sickness or otherwise) have been Disclosed. The Vendor does not have a permanent health insurance scheme.

5.8	Health & safety

Full details of all health and safety policies and procedures, health and safety committees, and any complaints, recommendations, investigations or claims relating to health and safety issues made or undertaken in the last two years and the Employees have been Disclosed.

5.9	No disputes

There is no litigation, claim or other dispute existing or threatened (in writing) between the Vendor and any of the Employees and, as far as the Vendor is aware, there are no circumstances likely to give rise to any such litigation, claims or disputes.

5.10	Trade Unions

No trade union, works council, staff association or other body representing employees is recognised by the Vendor in any way for bargaining, information or consultation purposes in relation to the Employees and there are no agreements (whether legally binding or not) with any such representative body in relation to the Employees and there is no dispute with any such representative body pending, threatened or expected in relation to the Business.

6.	PENSIONS

6.1	Apart from the group personal pension arrangement (the “GPP”) with Scottish Widow and the life assurance arrangement with Canada Life, the Vendor does not participate in or contribute to any personal pension scheme or any occupational pension scheme the main or only purpose of which is to provide pensions, retirement or death benefits for any of the UK Employees or for the widow, widower, child or dependant of any such UK Employee.

6.2	The Vendor has paid all contributions which have fallen due for payment by it to the GPP.

6.3	The GPP is a personal pension scheme as defined in section 1, Pension Schemes Act 1993.

7.	INTELLECTUAL PROPERTY

7.1	Registered Business Intellectual Property

Schedule 1 gives full and accurate details of all registrations and of all applications by the Vendor or Band-X Inc. for registration or grant which are comprised in the Listed Intellectual Property Rights including the registered proprietor of or applicant for the same and (in the case of registrations or grants) the expiry or next renewal date of the same.

7.2	Ownership

All of the Listed Intellectual Property Rights are owned solely, legally and beneficially by the Vendor or Band-X Inc., free and clear of all security interests, liens and Encumbrances (other than the floating charge referred to at clause 6.2(E) of the Agreement). Without limiting the foregoing, the Vendor has not agreed to assign any of the Listed Intellectual Property Rights to any other person. The Vendor warrants that relevant assignments between the creator and Vendor have been executed and have been filed at the relevant patent offices.

7.3	Validity

So far as the Vendor is aware, the Listed Intellectual Property Rights are valid and fully enforceable without restriction. So far as the Vendor is aware, no act or omission has taken place which may give rise to the revocation, invalidation, unenforceability or non-renewal of any of the Listed Intellectual Property Rights or which might prejudice any registration, application for the registration or grant of any of the same. No proceedings have been commenced or threatened in writing against the Vendor or Band-X Inc. which impugn (or which would if successful impugn) the validity, enforcement or subsistence of any the Listed Intellectual Property Rights.

7.4	Ownership by employees

So far as the Vendor is aware, no former or present employee, director, officer or shareholder of the Vendor or any member of the Vendor’s Group owns or has claimed to own all or any part of the Listed Intellectual Property Rights.

7.5	Infringement by the Business

So far as the Vendor is aware, no part of the conduct of the Business carried on by the Vendor or any member of the Vendor’s Group now or in the 6 years prior to Completion infringed, infringes, or has been formally notified in writing to the Vendor or Band-X Inc. as infringing any Intellectual Property of any other person

7.6	Infringement by others

So far as the Vendor is aware, no person is infringing or threatening to infringe, or has during the 6 years prior to Completion infringed or threatened to infringe, any of the Listed Intellectual Property Rights. Neither the Vendor nor any member of the Vendor’s Group nor any person acting on its behalf has made any allegation against any person to this effect.

7.7	Licences by the Business

Full details of all licences of Listed Intellectual Property Rights granted or agreed to be granted by the Vendor have been Disclosed. No party, including the Vendor, is in breach of a material obligation under any of these licences.

7.8	Sufficiency

The Listed Intellectual Property Rights, comprise all of the Intellectual Property used by the Vendor in order to enable it to carry on the Business immediately prior to Completion.

7.9	Customised Software

(A)	The Customised Software has been used by the Vendor to fulfil its relevant performance and reporting obligations under the Contracts in all material respects.

(B)	So far as the Vendor is aware, the Vendor has Disclosed all unresolved material defects and bugs in the Customised Software.

7.10	Confidential Information

So far as the Vendor is aware, no confidential information about the Business proprietary to the Vendor has been disclosed to, or otherwise become known by, any third party other than under an obligation of confidentiality.

8.	FINANCIAL AND ACCOUNTING

8.1	Accounts:

The Accounts comply with the requirements of the Companies Acts and other relevant statutes and the generally accepted accounting principles and standards of the United Kingdom (“UK GAAP”) and give a true and fair view of and properly reflect the financial position of the Vendor as at 31 December 2003. The Accounts were prepared on a basis consistent with prior years and are not affected by any unusual non-recurring items other than those disclosed in the Accounts.

8.2	Management Accounts

(A)	The Management Accounts were prepared in a manner consistent with the principles contained in UK GAAP but do not include notes to the accounts, directors or auditors reports or cash flow statements;

(B)	The Management Accounts include all costs incurred in providing services to customers of the Business (other than finance, corporate management, legal and overheads).

8.3	Since 31 December 2003:

(A)	the Business has been carried on in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern; and

(B)	there has been no material adverse change in the financial position of the Business.

8.4	Between 31 July 2004 and the Transfer Date the Vendor has collected and paid or discharged trade debts and liabilities, respectively, in the ordinary course of business.

9.	LITIGATION

9.1	Litigation

The Vendor is not engaged in and has not been threatened in writing with any litigation or arbitration or administrative or criminal proceedings in connection with the Business Assets or the Business, and so far as the Vendor is aware, there are no facts or circumstances likely to give rise to any such litigation or arbitration or administrative or criminal proceedings.

9.2	Orders, decrees and judgments

There is no order, decree or judgment of any court or any governmental or other competent authority or agency of the United Kingdom or any other relevant foreign country outstanding which has had a material adverse effect upon the Business Assets.

10.	STATUTORY REQUIREMENTS

10.1	No breach of statutory requirement

So far as the Vendor is aware, the Business has at all times been conducted in accordance with all laws, statutory requirements, bye-laws and regulations for the time being in force and applicable to it.

10.2	Licences, permits, authorisations

All material statutory and municipal and other licences, permits, and authorisations requisite or desirable to enable the Business to be carried on in the manner in which it is presently conducted have been obtained and are valid and subsisting and all conditions of those licences, permits and authorisations have been fully complied with and there has been no material breach of them.

10.3	Licences and authorisations not unusual or onerous

So far as the Vendor is aware, those licences and authorisations do not contain and have not been granted subject to any unusual or onerous conditions or on a temporary basis and will not be terminated or adversely affected by the entry into or implementation of this Agreement.

11.	RECORDS AND STORAGE OF INFORMATION

11.1	Records etc. properly kept

All the Records have been fully and properly kept and completed with no material omissions, inaccuracies or discrepancies contained or reflected therein.

11.2	All records under Vendor’s control

None of the Records are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to and from the same) are not under the exclusive ownership of the Vendor.

12.	TAXATION

12.1	Returns etc.

The Vendor has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities in relation to the Business and has maintained all records required to be maintained for tax purposes in relation to the Business; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Vendor is aware are not likely to, reveal any transactions which may be the subject of any dispute with any taxation authority.

12.2	Disputes, investigations

The Vendor is not involved in any current dispute with any taxation authority and is not currently, and has not in the last six years been, the subject of any investigation, audit or non-routine visit by any tax authority in relation to the Business or any of the Business

Assets. So far as the Vendor is aware there is no such planned investigation, audit or non-routine visit by any taxation authority and there are no facts which might cause such an investigation, audit or non-routine visit to be instituted.

12.3	Compliance

None of the Business Assets is subject to any security interest arising in connection with any failure (or alleged failure) to pay tax. All duties of customs and excise and other taxes payable on the importation or acquisition of any Business Assets have been paid in full, and none of the Business Assets is liable to confiscation or forfeiture by virtue of non-payment of tax or non-compliance with any legislation or regulation relating to tax.

12.4	Special arrangements

No taxation authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Business or any of the Business Assets.

12.5	Capital gains

None of the Business Assets are wasting assets within the meaning of section 44 of the Taxation of Chargeable Gains Act 1992 which do not qualify in full for an allowance under the provisions of the Capital Allowances Act 2001 (CAA 2001).

12.6	Capital allowances

All capital expenditure, other than expenditure on land and buildings which is not capable of qualifying for industrial buildings allowances, incurred on the provision of Business Assets has qualified for capital allowances for each relevant period at the highest rate applicable to expenditure incurred at the time in question. The Disclosure Letter gives details of such allowances claimed in each of the last six years in relation to the Business Assets, the acquisition cost for which exceeds £10,000.

12.7	Long Life Assets

None of the Business Assets is a long life asset within the meaning of Chapter 10 of part 2 of the Capital Allowances Act 2001.

12.8	Value added tax generally

(A)	The Vendor is a registered and taxable person for the purposes of the Value Added Tax Act 1994 and generally has complied with and observed in all material respects the terms of all relevant legislation, regulations, orders, provisions, conditions and notices related to such taxes (“VAT legislation”) arising in respect of or in connection with the Business and the Business Assets. The Vendor has maintained and obtained accounts, records, invoices and other documents appropriate or requisite for the purposes of VAT legislation arising in respect of or in connection with the Business and such accounts, records, invoices or other documents are complete, correct and up-to-date in all material respects.

(B)	The Vendor is not in arrears with any payments or returns or notifications under VAT legislation or liable to any forfeiture of goods under the Customs and Excise Acts (as defined in the Customs and Excise Management Act 1979) or any other VAT legislation.

(C)	The Vendor does not make any supplies in the ordinary course of the Business which are exempt supplies for value added tax purposes.

(D)	The Vendor is not involved in any current dispute or disagreement with any tax authority regarding the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the Business.

12.9	VAT Capital Goods Scheme

None of the Business Assets is a capital item the input tax on which may be subject to adjustment in accordance with the provisions of Part XV.

12.10	VAT: Groups

None of the Business Assets is a chargeable asset within the meaning of schedule 44 of VATA (Supplies to groups) acquired by the Vendor within three years of the date of this Agreement.

12.11	PAYE and National Insurance

All amounts for which the Vendor should have accounted to the Inland Revenue in respect of income tax (including under the Pay as You Earn system) and national insurance in relation to the Employees have been paid and all relevant returns have been made in all cases by the due date for the same.

12.12	Records

The Vendor has maintained all records for PAYE and National Insurance and other purposes required to be kept by it in relation to the Employees, all proper payments and returns have been made to the Inland Revenue and Contributions Agency and none of the same are subject to any dispute.

12.13	Stamp duty

All documents in the possession or under the control of the Vendor or to the production of which the Vendor is entitled which establish or are necessary to establish the title of the Vendor to any Business Asset or under which the Vendor has any rights which relate to the Business have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

12.14	Inheritance tax

(A)	No Business Asset is subject to an outstanding Inland Revenue charge (as defined in section 237 of the Inheritance Tax Act 1984).

(B)	No circumstances exist such that a power of sale could be exercised in relation to any Asset pursuant to section 212 of the Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax).

13.	Trading

13.1	The Vendor has Disclosed a churn analysis in respect of customers of the Business for the 12 month period to 31 July 2004.

13.2	So far as the Vendor is aware, no customer or supplier, material in the context of the Business has during the 12 months prior to the date of this Agreement:

(A)	changed substantially the terms on which it is prepared to trade with or supply the Business (other than normal price and quota changes);

(B)	ceased or indicated in writing that it will cease business with the Business; or

(C)	significantly reduced or indicated in writing that it will significantly reduce its custom with the Business.

13.3	Neither in the financial period ended on the Accounts Date nor in the period since the Accounts Date has any person (together with other persons connected with him) other than Scottish Enterprise purchased from or sold to the Vendor more than 10 per cent, of the aggregate amount of all sales or purchases made by the Vendor during such period.

SCHEDULE 4 : CO-LOCATION SUB - LEASES

Star Suite Telehouse North (thn1) SUBLEASE 20 racks

IP only 2/15, 2/17, 3/8 to 3/17

IP customers: 1/14, 2/5, 2/6, 2/13, 2/14, 2/16, 9/14, 9/15

Telco cross connect rack: 2/18 (shared)

Band-X Racks (2/1 – 2/18 & 3/1 – 3/18)

Star Suite

3rd Floor

Telehouse Docklands

Coriander Avenue

London E14 2AA

Star Operations: +44 (0)207 512 6155

Star Pager: +44 (0)7765 462 6557

Star Email: access@stareurope.co.uk

Telehouse Operations: +44 (0)207 512 0080

Telehouse Email: operations@uk.telehouse.net

Monthly charges to be met by the Purchaser: £8,000

Telehouse North (thn1) SUBLEASE 1 rack

IP customers: w 08

CFM02 row w rack 08

Telehouse Docklands

Coriander Avenue

London E14 2AA

Telehouse Operations: +44 (0)207 512 0080

Telehouse Email: operations@uk.telehouse.net

Monthly charges to be met by the Purchaser: £421.24

Telehouse East (the1) SUBLEASE 8 racks

IP only: racks 1 to 3

IP customers: racks 4, 11, 12a (ex 13), 14, 21

Band-X Racks (1 – 24)

TFM51 (K23)

Telehouse Docklands

Coriander Avenue

London E14 2AA

Telehouse Operations: +44 (0)207 512 0080

Telehouse Email: operations@uk.telehouse.net

Monthly charges to be met by the Purchaser: £2,670

Telecity Bonnington House (ltc1) SUBLEASE 1 rack

Rack 1 (closest to entry door)

Band-X Racks

BXMS Cage

2nd Floor

47 Millharbour

Isle of Dogs

London E14 9TR

Telecity Operations: +44 (0)207 519 4800

Email: bonnington.operations@telecity.co.uk

Meridian Gate Operations: +44 (0)207 068 7451

Meridian Gate Email: mer.noc@interhouse.redbus.com

Monthly charges to be met by the Purchaser: £370.37

Telecity Harbour Exchange (ltc2) SUBLEASE ¼ rack

Rack 1Z15C

Telecity Limited

8/9 Harbour Exchange

Isle of Dogs

London E14 9GE

Telecity Operations: +44 (0)20 7510 0401

Telecity Operations Email: Hexops@Telecity.co.uk

Notes:

1Z15C Front Door:                 371

1Z15C Back Door:                 486

Monthly charges to be met by the Purchaser: £108.33

SCHEDULE 5: VENDOR PROTECTION

1.	Interpretation

In this schedule where the context admits:-

“Relevant Claim” means any claim in connection with any of the Warranties;

“Tax Warranties” means the Warranties in paragraph 12 of schedule 3.

2.	Financial limits

2.1	Aggregate limit

The aggregate liability of the Vendor in respect of all Relevant Claims relating thereto shall be limited to the total sum of the Purchase Price.

2.2	Thresholds

The Vendor shall not be liable in respect of a Relevant Claim unless:

(A)	the liability of the Vendor in respect of that Relevant Claim (ignoring any liability for costs, expenses and interest) exceeds £25,000 in which case the Vendor shall be liable for the full sum and not just the amount by which the sum exceeds £25,000; or,

(B)	in respect of a series of Relevant Claims:

(i)	the liability of the Vendor in respect of each Relevant Claim (ignoring any liability for costs, expenses and interest) exceeds £5,000 but is lower than £25,000; and

(ii)	the liability of the Vendor in respect of the series of Relevant Claims (ignoring any liability for costs, expenses and interest) amounts to or exceeds £100,000; and

(iii)	provided that the Purchaser has consulted fully with the Vendor as to the treatment by the Purchaser of the matters giving rise to the Relevant Claims and taken all reasonable steps to mitigate any loss or liability which is the subject of the Relevant Claims then the Vendor shall be liable for the full sum and not just the amount by which £100,000 is exceeded.

2.3	Liability

For the purpose of paragraph 2.2 the liability of the Vendor in respect of a Relevant Claim shall mean the amount in respect of the Relevant Claim for which the Vendor admits liability in writing or is found to be liable by a court of competent jurisdiction.

3.	Time limits

3.1	Notice to Vendor

The Vendor shall have no liability in respect of any Relevant Claim unless the Purchaser shall have given notice in writing to the Vendor of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it), such notice to be given as soon as reasonably practicable and in any event not later than:

(1)	seven years after the Transfer Date, in the case of a claim in respect of any of the Tax Warranties; or

(2)	the date 24 months after the date of this Agreement in the case of a claim in respect of Business Assets used in the performance by the Vendor of the TTE Agreement; or

(3)	the date 12 months after the date of this Agreement, in any other case.

3.2	Commencement of proceedings

All and any liability of the Vendor in respect of any Relevant Claim notified to it in accordance with paragraph 3.1 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of six months (or such longer period agreed between the parties) from the date of such notification of the Relevant Claim (or, as the case may be, from the date that the Relevant Claim ceases to be contingent or not capable of being quantified) unless the Purchaser shall within such period have issued and validly served on the Vendor proceedings in respect of such Relevant Claim.

4.	Change in law etc

The Vendor shall not be liable in respect of any Relevant Claim to the extent that it arises or is increased as a result of any change in law (or change in the interpretation of law) or in administrative practice of any government, governmental department, agency or regulatory body occurring after the date of this Agreement (whether or not the change purports to be effective retrospectively in whole or in part).

5.	Acts of Purchaser etc

The Vendor shall not be liable in respect of a Relevant Claim to the extent that the Relevant Claim is directly attributable (in whole or in part) to:

(A)	any voluntary act, omission or transaction carried out by or at the written request of or with the express written consent of the Purchaser or any of its Affiliates or any of their successors in title or assigns before, on or after Completion; or

(B)	anything expressly provided to be done or omitted to be done pursuant to this Agreement.

6.	Recovery from third parties

6.1	Covered Losses

The Vendor shall not be liable in respect of any Relevant Claim to the extent that the claim relates to a Covered Loss. A Covered Loss means any loss in respect of which a Purchaser has any other right of recovery against, or indemnity from, any person other than the Vendor (whether under any provision of law, contract or otherwise howsoever).

6.2	Accounting to Vendor

If the Vendor pays to or for the benefit of the Purchaser an amount in respect of any Relevant Claim and the Purchaser subsequently receives from any other person any payment or benefit in respect of the matter giving rise to the Relevant Claim, the Purchaser shall thereupon pay to the Vendor an amount equal to the payment or benefit received (except to any extent that the liability of the Vendor in respect of the Relevant Claim was reduced to take account of such payment or benefit).

7.	Loss of goodwill, opportunity or future profits

The Vendor shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim is or relates to any loss of goodwill or opportunity or future profits.

8.	Matters reflected in Completion Accounts

The Vendor shall not be liable in respect of a Relevant Claim to the extent that allowance, provision or reserve in respect of the matter giving rise to the Relevant Claim included in the calculation of Net Current Assets determined by the Completion Accounts.

9.	Contingent and non-quantifiable liabilities

The Vendor shall not be liable in respect of any Relevant Claim to the extent that it relates to a liability which is contingent or not capable of being quantified unless and until the liability ceases to be contingent or becomes capable of being quantified, as the case may be.

10.	Indirect or consequential loss

The Vendor shall not be liable in respect of any Relevant Claim for any indirect or consequential loss.

11.	Purchaser’s Knowledge

The Vendor shall not be liable in respect of any claim under the Warranties to the extent that the Purchaser of any of its officers, employees or agents knew of the claim prior to Completion.

12.	Fraud etc

The provisions of paragraphs 2, 3, 7 and 10 shall not apply in respect of any Relevant Claim if it relates to, or the ability of the Purchaser to make the Relevant Claim is delayed by any fraud, wilful misconduct or wilful concealment by the Vendor or any Affiliate of the Vendor or any officer or employee or former officer or employee of any of them. Nothing in this Agreement shall exclude or limit in any way either party’s liability in respect of fraudulent misrepresentation and/or death or personal injury resulting from negligence.

13.	Paramount provisions

The provisions of this schedule shall apply notwithstanding anything else in this Agreement to the contrary.

SCHEDULE 6: COMPLETION ACCOUNTS

1.	Interpretation

In this Schedule, where the context admits:

(A)	“Accruals” means all liabilities incurred by or on behalf of the Vendor of whatever nature on or before the Transfer Date under each of the Contracts or otherwise in connection with the carrying on of the Business which have yet to be invoiced to the Vendor.

(B)	“Accrued Income” means all income due to the Vendor of whatever nature on or before the Transfer Date under of each of the Contracts or otherwise in connection with the carrying on of the Business before the Transfer Date which has yet to be billed by the Vendor.

(C)	“Book Debts” means the sums owing from the trade debtors at the Transfer Date to the extent agreed between the parties and reflected in the Completion Accounts.

(D)	“Creditors” means all debts and other amounts owing by the Vendor to the trade creditors of the Vendor relating to the Business Assets as at the Transfer Date (whether due for payment then or later) to the extent agreed between the parties and reflected in the Completion Accounts

(E)	“Deferred Income” means all amounts received (whether by deposit, prepayment or otherwise) by or on behalf of the Vendor on or before the Transfer Date so far as the same relate to anything (including any service) to be provided by the Purchaser under any of the Contracts or otherwise in connection with the carrying on of the Business after the Transfer Date

(F)	The “Firm” means the independent firm of chartered accountants appointed pursuant to paragraph 3.3 of this Schedule

(G)	“Net Current Assets” means Current Assets less Current Liabilities as shown in the Completion Accounts

(H)	“Prepayments” means the prepayments made and other amounts paid by the Vendor in respect of the outgoings of the Business so far as the same relate to anything (including any service) to be provided to the Purchaser under any of the Contracts or otherwise in connection with the carrying on of the Business after the Transfer Date (but excluding, for the avoidance of doubt, liabilities for or relating to Taxation).

2.	Completion Accounts

2.1	Preparation

The Vendor shall as soon as practicable, and in any event within 15 Business Days after the Completion, prepare the Completion Accounts in accordance with this Schedule and deliver the draft Completion Accounts to the Purchaser stating the value of the Net Current Assets.

2.2	Description

The Completion Accounts shall consist of a balance sheet showing the Net Current Assets together with supporting documents or schedules.

2.3	General requirements

Subject to the specific requirements of paragraph 2.3(b) of this Schedule which shall take priority over the general requirements set out below, the Completion Accounts shall:-

(A)	be prepared under the historic cost convention and in accordance with the requirements of all relevant laws and UK GAAP so as to show a true and fair view of the Net Current Assets of the Business at Completion; and

(B)	Specific requirements

In preparing the Completion Accounts :

(a)	no value shall be attributed to any assets (including in particular any Prepayment or Book Debt or Accrued Income) except to the extent that (following Completion) the Purchaser will have the benefit of the same;

(b)	full provision shall be made for rebates and discounts that will fall due and fees, bonuses and commissions that will become payable after Completion in either case in respect of sales or other transactions that took place before Completion;

(c)	full provision shall be made in respect of all payments in favour of all Employees (including holiday pay accruals for US Employees and Ian Campbell);

(d)	full provision shall be made for any debts due in the ordinary course of trading outstanding and uncollected at Completion for a period of more than 90 days past the due date and proper provision or reserve shall be made for all other bad or doubtful debts included in the Completion Accounts on the basis of the information available at the time the Completion Accounts are prepared;

(e)	No cash shall be included within the Completion Accounts as all cash shall remain with the Vendor

(f)	No amounts should be included as amounts owing to or from Band-X Limited to or from Band-X Inc.

(g)	All amounts included within the Completion Accounts should be specific and include no general provisions.

(h)	all $US dollar dominated items will be converted to UK£ sterling at the prevailing exchange rate at the relevant date.

(i)	all transactions for the month of September 2004 shall be apportioned on a pro rata basis according to the number of days in that month pre and post Completion.

3.	Procedure

3.1	Submission of draft

(a)	As soon as the draft Completion Accounts shall have been prepared, the Vendor shall send a copy to the Purchaser together with such working papers used in connection with the preparation of the same as it considers necessary or appropriate to understand and agree the Completion Accounts and shall in addition, at the same time, send to the Purchaser its calculation of the Net Current Assets.

(b)	Unless the Purchaser shall within 10 Business Days after receipt of the draft Completion Accounts (and calculation as provided in paragraph 3.1(a) of this Schedule) serve notice on the Vendor that it objects to the draft Completion Accounts or the calculation (identifying the reason for any objection and the amount(s) or item(s) in the draft Completion Accounts and/or calculation which is/are in dispute) (such notification being, for the purposes of this paragraph 3.1(b), an “Objection Notice”) the Purchaser shall be deemed to have irrevocably agreed to the draft Completion Accounts and the Vendor’s calculation of the Net Current Assets for all purposes of this Agreement. The Purchaser shall not propose any adjustments to the Completion Accounts of an individual amount of £10,000 or less, or which amount to £20,000 or less in total.

3.2	Agreement of draft

If, within the period referred to in paragraph 3.1(b) of this Schedule, the Purchaser shall serve upon the Vendor an Objection Notice then the Purchaser and the Vendor shall use their reasonable endeavours to reach agreement upon adjustments to the draft Completion Accounts and the value of the Net Current Assets. Neither the Vendor nor the Purchaser shall be entitled to propose any adjustments to the draft Completion Accounts except: (i) in the case of the Purchaser, an adjustment relating to any asset or liability referred to its Objection Notice and (ii) in the case of either of them, an adjustment by way of counter-proposal to an adjustment proposed by the other of them, being in each case a revision of an adjustment referred to in the Objection Notice provided that neither party shall propose any adjustments to the Completion Accounts of an individual amount of £10,000 or less, or which amount to £20,000 or less in total

3.3	Independent accountants

If the Vendor and the Purchaser are unable to reach agreement within 10 Business Days following service of the Objection Notice, either the Vendor or the Purchaser shall be entitled to require the Parties jointly to refer the matter or matters in dispute to an independent firm of chartered accountants agreed upon between them or (failing agreement) to be selected (at the instance of either Party) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Vendor and the Purchaser shall endeavour to agree on the terms of reference of the Firm. The Firm shall act as experts and not as arbitrators and shall determine the matter or matters in dispute (which may include any dispute concerning the interpretation of any provision of this Agreement affecting the Completion Accounts or their jurisdiction to determine the dispute or the content or interpretation of their terms of reference) and their decision shall be final and binding save in the case of manifest error.

Both parties shall promptly supply all such information and provide access to all such records (including the provision of photocopies) and personnel as the Firm shall reasonably require including, in the Vendor’s case, all working papers of Band-X and Band-X Inc relating to the preparation of the Completion Accounts. Both parties, if so required by the Firm, shall provide reasonable assistance to the Firm.

The Firm may so far as is reasonable instruct valuers, solicitors and other professional advisers to the extent they consider necessary to reach their determination. The fees and expenses of the Firm (including the fees of any professional advisers appointed by them as aforesaid) shall be payable in equal proportions between the parties and any other professional fees incurred by the Vendor and the Purchaser in relation to the dispute shall be borne by the Party which incurred the fees.

3.4	Accounts final and binding

If within the period referred to in paragraph 3.1(b) of this Schedule the Purchaser shall not have served an Objection Notice on the Vendor, or if such notice is served and the Purchaser and the Vendor shall subsequently agree the draft Completion Accounts and the calculation of the Net Current Assets or the matters in dispute are referred to the Firm under paragraph 3.3, the draft Completion Accounts and such calculation, as adjusted (where applicable) so as to be in accordance with the agreement of the Purchaser and the Vendor or the determination of the Firm (as applicable) shall be the Completion Accounts and such calculation for the purposes of this Agreement and shall be final and binding on the parties.

3.5	Further to the agreement of the Completion Accounts, the Vendor shall deliver to the Purchaser within 15 Business Days of the end of each calendar month, a monthly cashflow statement showing amounts received and paid in respect of items included in the Net Current Assets shown in the Completion Accounts (“Monthly Cashflow Statement”) until the earlier of:

3.5.1	31 March 2005; or

3.5.2	the date that all of the Net Current Assets, as shown in the Completion Accounts, have been accounted for in the Monthly Cashflow Statements.

3.6	For the purposes of formulating the Monthly Cashflow Statement, all US$ dollar transactions shall be converted into £UK sterling at the exchange rate used in the Completion Accounts.

4.	Information and explanations

The Vendor shall promptly provide such information and explanations relating to the draft Completion Accounts and the calculation of the Net Current Assets and their preparation as the Vendor or the Firm shall reasonably require for the purposes of reviewing the Completion Accounts, preparing any Objection Notice and any determination required of the Firm including access to records (including the provision of photocopies) and personnel.

SCHEDULE 7: ESCROW LETTER

ESCROW AGREEMENT

This escrow agreement ( the “Agreement”) is made on                             2004 between:

(1)	Band-X Limited, (the “Vendor”), incorporated in England and Wales with company number 3342626 and having its registered office at 6th Floor, Crown House, 51 Aldwych, London WC2B 4AX; and

(2)	Arbinet-thexchange Limited, (the “Purchaser”), registered in England and Wales as company number 4007729 and having its registered office at 12/18 Paul Street, London EC2A 4J.

(3)	Simmons & Simmons of City Point, One Ropemaker Street, London, EC2Y 9SS, (the “Escrow Agent”);

(each of the Vendor and the Purchaser, a “Party”)

Whereas:

(A)	By an Asset Purchase Agreement ( the “APA”) relating to the sale and purchase of certain assets used in operating the Vendor’s IP Trading Exchange Business (and the business of providing related IP Services) entered into between the Vendor and the Purchaser on 02 September 2004, the Vendor has agreed to sell and the Purchaser has agreed to purchase certain assets;

(B)	The Vendor and the Purchaser pursuant to the APA agreed that the Sum (as defined in the APA) shall be paid by the Purchaser to the Escrow Agent in accordance with the Escrow Terms (as defined in the APA) and will be payable to the Vendor only once the Conditions (as defined in the APA) have been satisfied, all as further described in the APA;

(C)	The Vendor and the Purchaser want to appoint the Escrow Agent on the terms and subject to the conditions set out herein.

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The terms used in the APA shall have the same meaning in this Agreement.

1.2	In this Agreement:

“Letter of Instruction” means a letter of instruction in the agreed form signed by the Vendor and the Purchaser being a Valid Annex II A Instruction or a Valid Annex II B Instruction; and

reference to a “clause” shall be to a clause of the APA and reference to a “paragraph” shall be a reference to a paragraph of this Escrow Agreement.

2.	TRANSFER OF SUM TO ESCROW AGENT

The Sum shall be transferred to the Escrow Agent by electronic means by the Purchaser in accordance with clause 5.1 of the APA and any reasonable instructions connected with the transfer issued by the Escrow Agent.

3.	TERMS OF DEPOSIT

3.1	The Sum shall be held by the Escrow Agent in an interest bearing account (the “Escrow Account”) on the following terms:

(a)	all interest earned in respect of the Sum shall be credited to the Escrow Account without any deduction;

(b)	no withdrawal shall be made from the Escrow Account in which the Sum is held save as provided in this Agreement, the Letter of Instruction or may otherwise be ordered by a court of competent jurisdiction.

3.2	For the avoidance of doubt, the level of interest payable on the Escrow Account shall be that normally applicable to the Escrow Agent’s client account monies from time to time.

4.	PAYMENT TO THE VENDOR

4.1	The Vendor, Purchaser and Escrow Agent agree that the Escrow Agent will hold the Sum to the joint order of the Vendor and the Purchaser.

4.2	The Escrow Agent will not transfer any sum from the Escrow Account unless and until the Vendor and the Purchaser jointly instruct the Escrow Agent (by way of a Letter of Instruction) to make payment in accordance with clause 5 of the APA, subject to the provisions of paragraph 5 in which event the Escrow Agent shall follow the Letter of Instruction.

4.3	The Letter of Instruction issued by the Vendor and the Purchaser pursuant to paragraph 4.2 shall set out the amount to be paid to the Vendor, and/or the Purchaser and instructions for payment.

5.	PAYMENTS BY ESCROW AGENT

5.1	The Escrow Agent is irrevocably authorised to pay out of the Sum:

(a)	any taxation which may be payable as a matter or law on interest accrued on the amount standing from time to time to the credit of the Escrow Account in which the Sum is held which is attributable to the Sum; and

(b)	all bank charges payable in respect of the Escrow Account in which the Sum is held which is attributable to the Sum; and

(c)	its reasonable fees and expenses for its services connected with this Escrow Agreement (which the Escrow Agent shall be entitled to invoice on a monthly basis) such costs to be borne equally by the Purchaser and the Vendor (provided that once the Purchaser has borne £5,000 of such costs, the Vendor shall be responsible for the remainder of any such costs).

6.	EXHAUSTION OF FUNDS

6.1	Any reference to the payment of interest shall only apply where there is any interest accrued. Should the Escrow Account in which the Sum is held have insufficient funds to make the payments referred to in this Agreement, then taxation, bank charges and legal fees and expenses shall take precedence over any payment to be made.

7.	ESCROW AGENT

7.1	The Escrow Agent shall not incur any liability for following the instructions expressly provided for herein, and shall be entitled to rely on instructions in the form provided for herein, without inquiring into the circumstances under which such instructions were delivered or whether such delivery was appropriate.

7.2	In the event that the Escrow Agent shall receive instructions, claims or demands from any the Vendor or the Purchaser or both of them which conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely the Sum until it shall be directed otherwise by a final arbitration award in accordance with the arbitration rules set forth in paragraph 12 or by a Letter of Instruction.

7.3	This Agreement expressly sets forth all of the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied warranties, duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any other agreement between the Vendor and the Purchaser hereto except this Agreement.

7.4	The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s fraud or wilful misconduct or reckless disregard of its duties resulted in any actual loss to the Vendor and the Purchaser. The Vendor and the Purchaser hereby agree independently to indemnify the Escrow Agent for, and to hold it harmless against, any costs, claims, loss, liability or expense (including reasonable attorney fees and expenses) arising out of or in connection with this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been found by a court of competent jurisdiction to be guilty of fraud or wilful misconduct or reckless disregard of its duties.

7.5	The Escrow Agent shall have no responsibility for the contents of, and shall be protected in acting or refraining to act in good faith upon, any order, judgment, certification, demand, request, notice, instrument, arbitration award or other writing delivered to it hereunder and believed by it in good faith to be genuine, and without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof subject to having taken all reasonable measures to verify the validity of any document. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume in good faith that any person whose name is listed on Annex I to this Escrow Agreement (as amended from time to time) purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so.

8.	COMMUNICATIONS

Unless otherwise stated in writing to the other parties, any notices and communications provided for herein shall be deemed to have been duly given if delivered by registered mail to the Vendor and the Purchaser to the following addresses:

If to the Purchaser:

Peter Sach, Director

Arbinet-thexchange Limited.

c/o Arbinet-thexchange, Inc., 120 Albany Street, Tower II Suite 450,

New Brunswick, NJ 08901,

USA

and if to the Vendor:

The General Counsel

Band-X Limited

51 Aldwych

London WC2 4AX

and if to the Escrow Agent to:

Edward Baker (copied to James Cotter)

Simmons & Simmons

CityPoint

One Ropemaker Street

London

EC2Y 9SS

9.	BINDING AGREEMENT

This Escrow Agreement shall be binding upon and inure solely to the benefit of the Vendor and the Purchaser and their respective successors and permitted assigns, heirs, administrators and representatives, and shall not be enforceable by or inure to the benefit of any third party. Except as expressly provided herein, no Party may assign, transfer, deal with or dispose of all or any of its rights or obligations under this Escrow Agreement without the written consent of the other Party which consent shall not be unreasonably withheld, and any purported assignment without such consent shall be void.

10.	AUTHORISED INDIVIDUALS

The Vendor and the Purchaser attach as Annex I to this Escrow Agreement a list of respective individuals who until further written notice to the Escrow Agent are authorised to instruct the Escrow Agent.

11.	CHOICE OF LAW

This Agreement shall be construed in accordance with and governed by English law with respect to claims made by the Vendor and/or the Purchaser and the Escrow Agent and vice versa, but not with respect to claims between the Vendor and the Purchaser, when the terms of the APA shall apply This Agreement is the entire agreement between the Escrow Agent, the Vendor and the Purchaser.

12.	DISPUTES

All disputes arising in connection with this Agreement, including its interpretation or performance, with respect to claims made by the Vendor and/or the Purchaser and the Escrow Agent and vice versa, shall be submitted to and finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this paragraph save, that notwithstanding anything in those Rules, the parties preserve their right to appeal or refer to the English Courts on questions of law. The place of arbitration shall be London and the arbitration shall be conducted in the English language. The number of arbitrators shall be 1.

13.	FEE AGENT

The Escrow Agent is entitled to charge for its activities connected with this Escrow Agreement (including, without limitation, its costs and expenses associated with the entering into and negotiation of this Escrow Agreement) on an hourly basis based upon the scale of fees of Simmons & Simmons (London office) prevailing at the time of rendering the activities, plus specific disbursements/out of pocket expenses and VAT.

14.	TERMINATION

The Escrow Agent shall not terminate this Agreement without the joint approval of the Vendor and the Purchaser unless material circumstances arise or occur in which the Escrow Agent cannot reasonably be expected to continue to act as Escrow Agent.

15.	ENTIRE AGREEMENT

Annex I forms part of this Agreement.

Band-X Limited

name:

date:

Arbinet-thexchange Limited

name:

date:

Simmons & Simmons

name:

date:

Annex I

Persons authorised to instruct the Escrow Agent are:

For the Vendor:

name	position	signature
Richard Elliott	Chairman
Stephen Beynon	CEO
Adrian Howe	CFO

For the Purchaser:

name	position	signature
Peter P. Sach	Director
John J. Roberts	Director
J. Curt Hockemeier	Director

ANNEX II

(Form of a Valid Annex II A Instruction)

To:	Simmons & Simmons

CityPoint

One Ropemaker Street

London

EC2Y 9SS

Fax:	0207 628 2070

Attention:	Edward Baker / James Cotter

Escrow Letter between Bank-X Limited (1) and Arbinet-thexchange Limited and Simmons & Simmons (3) (the “Letter”).

We refer to the Letter and hereby confirm that the Sum together with all interest thereon upto and including today’s date is now to be released to the Vendor’s bank account [details].

Yours faithfully

Band-X Limited authorised signatory	Arbinet-thexchange Limited authorised signatory

ANNEX B

(Form of a Valid Annex II B Instruction)

To:	Simmons & Simmons

CityPoint

One Ropemaker Street

London

EC2Y 9SS

Fax:	0207 628 2070

Attention:	Edward Baker / James Cotter

Escrow Letter between Bank-X Limited (1) and Arbinet-thexchange Limited and Simmons & Simmons (3) (the “Letter”).

We refer to the Letter and hereby confirm that the Sum together with all interest thereon upto and including today’s date is now to be released to the Purchaser’s bank account [details].

Yours faithfully

Band-X Limited authorised signatory	Arbinet-thexchange Limited authorised signatory